UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Hampton Roads Bankshares, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HAMPTON ROADS BANKSHARES, INC.

641 Lynnhaven Parkway

Virginia Beach, VA 23452

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on: December 26, 2012

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Hampton Roads Bankshares, Inc. (the “Company”) will be held at Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, VA 23510 on December 26, 2012, at 9:00 a.m. for the following purposes:

(1)	Amendment and Restatement of Articles of Incorporation. To approve the Company’s Amended and Restated Articles of Incorporation.

(2)	Adjournment of the Meeting. To adjourn the 2012 Annual Meeting to a later date or dates, if necessary, to permit the declaration of effectiveness of the Amended and Restated Articles of Incorporation by the Commonwealth of Virginia State Corporation Commission before the election of directors.

(3)	Election of Directors. To elect two “Class A” directors, each for a one-year term if Proposal 1 and Proposal 2 are approved, however, if Proposal 1 or Proposal 2 is not approved, then each for a two-year term. To elect five “Class B” directors, each for a one-year term if Proposal 1 and Proposal 2 are approved; however, if Proposal 1 or Proposal 2 is not approved, then each for a three-year term.

(4)	Ratification of Accountants. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

(5)	Advisory Vote on Executive Compensation. To allow shareholders to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement.

(6)	Other Business. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on November 19, 2012, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

The Board of Directors unanimously recommends that shareholders vote FOR approval of each of the above items.

By Order of the Board of Directors:
Thomas B. Dix, III
Secretary of the Board

November 26, 2012

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE PROMPTLY OR YOU MAY VOTE YOUR SHARES ONLINE AT HTTPS://WWW.RTCOPROXY.COM/HMPR OR BY CALLING 1-866-627-2415. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY OR VOTED ONLINE OR BY TELEPHONE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON DECEMBER 26, 2012:

The Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 are available at: http://www.snl.com/irweblinkx/docs.aspx?iid=4066242.

HAMPTON ROADS BANKSHARES, INC.

641 Lynnhaven Parkway

Virginia Beach, VA 23452

PROXY STATEMENT

This proxy statement is being furnished to the shareholders of Hampton Roads Bankshares, Inc. (the “Company”) in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) on behalf of the Company for use at its 2012 Annual Meeting of Shareholders to be held on December 26, 2012 (the “Annual Meeting”), at the time and place described in the accompanying Notice of Annual Meeting and at any adjournment thereof (the “Proxy Statement”). This Proxy Statement and the enclosed proxy card are being mailed to the shareholders of the Company on or about November 26, 2012.

The holders of Company Common Stock, par value $0.01 per share (“Common Stock”), as of the close of business on the record date, November 19, 2012, will be entitled to be present and to vote at the Annual Meeting. Each share of our Common Stock is entitled to one vote on each matter to be voted at the meeting. There are no other classes of our stock entitled to vote at the meeting. On November 19, 2012, there were 170,278,452 shares of our Common Stock outstanding and entitled to vote. To have a quorum that permits us to conduct business at the Annual Meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote on the record date. The Board of Directors requests that you execute and return the proxy promptly or vote online or by telephone, whether or not you plan to attend the meeting.

The persons named in the proxy card to represent shareholders who are present by proxy at the meeting are Stephen P. Theobald, Executive Vice President and Chief Financial Officer, and Thomas B. Dix, III, Secretary.

Use and Revocation of Proxies

If the enclosed proxy is properly executed in time for voting at the Annual Meeting, the shares represented thereby will be voted according to such instructions. If no instructions are given in an executed proxy, the proxy will be voted in favor of all matters up for consideration at the Annual Meeting and in the discretion of the proxy holders as to any other matters which may properly come before the meeting. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting, unless otherwise revoked.

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has voted but for any reason desires to revoke such vote may do so at any time before the proxy is exercised by filing with the Secretary of the Company an instrument revoking it, executing and returning a proxy bearing a later date, submitting a later-dated vote online or by telephone or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies, which will be solicited primarily by mail. Proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost to us. We may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our Common Stock held of record by them and to obtain authorization for the execution of proxies. We expect to reimburse these institutional holders for their reasonable expenses in connection with these activities.

Abstentions and Broker Non-Votes

A shareholder may abstain or (only with respect to the election of directors) withhold his vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker non-votes will not be counted as voting in favor of or against the particular matter. A broker is prohibited from voting on the Amended and Restated Articles of Incorporation, the adjournment of the meeting, the election of directors, and the advisory vote on executive compensation without instructions from the beneficial owner; therefore, there may be broker non-votes on Proposals 1, 2, 3 and 5. A broker may vote on the ratification of the independent public accountants; therefore, no broker non-votes are expected to exist in connection with Proposal 4. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome of Proposals 2, 3, 4 and 5. Abstentions and broker non-votes will have the effect of a vote AGAINST Proposal 1 to approve the Amended and Restated Articles of Incorporation.

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND THIS PROXY STATEMENT

Why did you send me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors is soliciting your proxy vote at the Annual Meeting. This Proxy Statement summarizes information on the proposals to be considered at the Annual Meeting.

When is the Annual Meeting?

Thursday, December 26, 2012, at 9:00 a.m., Eastern Time.

Where will the Annual Meeting be held?

Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, VA 23510.

What items will be voted upon at the Annual Meeting?

You are voting on the following proposals:

1.	Amendment and Restatement of Articles of Incorporation. To approve the Company’s Amended and Restated Articles of Incorporation.

2.	Adjournment of the Meeting. To adjourn the 2012 Annual Meeting to a later date or dates, if necessary, to permit the declaration of effectiveness of the Amended and Restated Articles of Incorporation by the Commonwealth of Virginia State Corporation Commission before the election of directors.

3.	Election of Directors. To elect two “Class A” directors, each for a one-year term if Proposal 1 and Proposal 2 are approved, however, if Proposal 1 or Proposal 2 is not approved, then each for a two-year term. To elect five “Class B” directors, each for a one-year term if Proposal 1 and Proposal 2 are approved; however, if Proposal 1 or Proposal 2 is not approved, then each for a three-year term.

4.	Ratification of Accountants. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

5.	Advisory Vote on Executive Compensation. To allow shareholders to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement.

How do I vote by proxy?

We offer multiple alternative methods of voting your proxy:

•	TELEPHONE VOTING: Available until 3:00 a.m. Eastern Time on December 26, 2012.

•	On a touch-tone telephone, call TOLL FREE 1-866-627-2415 , 24 hours a day, 7 days a week;

•	In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions; and

•	Your vote will be confirmed and cast as you directed.

•	INTERNET VOTING: Available until 3:00 a.m. Eastern Time on December 26, 2012.

•	Visit the Internet voting website at http://www.rtcoproxy.com/hmpr;

•	In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions;

•	Your vote will be confirmed and cast as you directed; and

•	You will only incur your usual Internet charges.

•	VOTING BY MAIL: Using the attached proxy card and postage-paid envelope.

•	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope;

•	To be voted, mailed proxy cards must be received by 7:00 a.m. Eastern Time on December 26, 2012; and

•	If you are voting by telephone or through the Internet, please do not return your proxy card.

•

IN PERSON: If you prefer to submit your proxy in person, you may attend the Annual Meeting scheduled on December 26, 2012 at 9:00 a.m. Eastern Time at Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, VA 23510.

If you sign, date and return your proxy card before the Annual Meeting, your shares will be voted as you direct. You may vote “for” or “against” or you may abstain (or with respect to the election of directors, withhold) from voting on each proposal identified herein. If you return your signed proxy card but do not specify how you want to vote your shares, your shares will be voted “FOR” each action to be voted on at the Annual Meeting.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

How many votes are required?

Proposal One – Amendment and Restatement of the Articles of Incorporation. The Amended and Restated Articles of Incorporation will be approved if a quorum is present and a majority of all votes entitled to be cast on the proposal vote in favor of this proposal. Brokers will not be able to vote your shares with respect to the Amended and Restated Articles of Incorporation if you have not provided them with voting instructions. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the proposal.

Proposal Two – Adjournment of the Meeting. The adjournment of the 2012 Annual Meeting to a later date to permit the declaration of effectiveness of the Amended and Restated Articles of Incorporation by the Commonwealth of Virginia State Corporation Commission before the election of directors will be approved if a quorum is present and a majority of the votes cast at the meeting vote in favor of this proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.

Proposal Three – Election of directors. The election of any of the nominees to the Board of Directors will be approved if a quorum is present and if there is an affirmative vote of a plurality of the shares represented at the meeting. Brokers will not be able to vote your shares with respect to the election of directors if you have not provided them with voting instructions. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore will have no legal effect on the election of directors.

Proposal Four – Ratification of Accountants. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 will be approved if a quorum is present and a majority of the votes cast at the meeting vote in favor of this proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.

Proposal Five – Advisory vote on executive compensation. The compensation of the named executive officers under this proposal will be approved if a quorum is present and a majority of the votes cast at the meeting vote in favor of this proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.

What is the effect of abstentions and broker non-votes?

The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions and broker non-votes will have no effect on the outcome of Proposals 2, 3, 4 and 5, but will have the effect of a vote against Proposal 1 to approve the Amended and Restated Articles of Incorporation.

Brokers may vote on routine matters but do not have discretionary power to vote your shares on “non-routine” matters unless the broker receives appropriate instructions from you. The election of directors, the declassification of the Board of Directors and the advisory vote on executive compensation are considered “non-routine” matters. Therefore, we strongly urge you to vote your shares.

What constitutes a “quorum” for the Annual Meeting?

We require the presence, whether in person or through the prior submission of a proxy, of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote on the record date. A quorum is necessary to conduct business at the Annual Meeting. Because there were 170,278,452 shares of Common Stock issued and outstanding as of November 19, 2012, at least 85,139,227 shares must be present or represented by proxy at the Annual Meeting for a quorum to exist.

Who can vote?

You are entitled to vote your Common Stock if our records show that you held your shares as of the close of business on November 19, 2012, the record date for the Annual Meeting. On that date, there were 170,278,452 shares of Common Stock outstanding and entitled to vote. The Common Stock is our only class of outstanding voting securities for purposes of the Annual Meeting.

Who pays for the solicitation of proxies?

This Proxy Statement is being furnished in connection with the solicitation of proxies by our Board of Directors. We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to being solicited through the mails, proxies may be solicited personally or by telephone, facsimile or email by our officers, directors or employees who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such brokerage houses and other custodians, nominees and fiduciaries will be reimbursed for their reasonable expenses incurred in connection therewith.

Are there any dissenters’ rights or appraisal rights?

Under the Virginia Stock Corporation Act, the shareholders are not entitled to dissenters’ rights or appraisal rights with respect to any of the proposals.

What is the voting recommendation of the Board?

The Board of Directors recommends a vote “FOR” all of the Proposals included in this Proxy Statement.

Where can I find the voting results?

We will publish the voting results of the Annual Meeting on a Current Report on Form 8-K within 4 business days after the date of the meeting. You will be able to find such Form 8-K at the Investor Relations section of our website at: http://www.snl.com/irweblinkx/docs.aspx?iid=4066242

Whom should I contact if I have any questions?

If you have any questions before you vote, please contact Thomas B. Dix, III, Secretary, or Stephen P. Theobald, Executive Vice President and Chief Financial Officer, at Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, VA 23452 at (757) 217-1000.

PROPOSAL ONE:

APPROVAL OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Company’s articles of incorporation currently consist of the Amended and Restated Articles of Incorporation, as filed with the Virginia Secretary of State on December 19, 2008, then further amended on December 29, 2008, July 27, 2009, December 14, 2009, September 28, 2010, April 27, 2011 and June 25, 2012 (the “Current Articles”). The Board recommends adoption of the proposed Amended and Restated Articles (the “Restated Articles”), which reflect the changes described below.

Declassification of the Board of Directors

The Current Articles divide the Board of Directors into three classes. Each class is elected for a three-year term, with the terms staggered so that approximately one-third of directors, plus any newly appointed directors, stands for election each year.

The Restated Articles would declassify the Board and require each director nominee to be elected annually for a one-year term. Under the Restated Articles, the annual election of all directors would be phased in over a three-year period, commencing immediately with the election of the director nominees at this 2012 annual meeting as provided for below under Proposal 3. Declassification would not result in the curtailment of any director’s term of office. Rather, all current directors would complete their present terms. Directors whose term expires at the 2013 and 2014 annual meetings of shareholders would be nominated for election for one-year terms. Beginning with the 2014 annual meeting, all director nominees would be nominated for election for one-year terms.

In the past, the company’s various Boards of Directors have believed that a classified board structure served the best interests of the Company and its shareholders. A classified board can provide for company and board continuity and stability. However, in light of recent trends in corporate governance, the Board reviewed its position on classified boards. While the Company’s Board still recognizes the potential benefits of classified boards, it is also committed to ensuring maximum Board accountability to our shareholders, and Board declassification would provide shareholders with the opportunity to register their views at each annual meeting on the performance of the entire Board over the prior year.

Therefore our Board concluded that amending the Current Articles to provide for the annual election of all directors in the manner set forth above would be in the best interests of the Company and our shareholders.

Article IV(b) of the Restated Articles governs the term length of the Company’s directors. The text of this provision, which shows the changes made to the revisions to the provision as it appears in the Current Articles, is attached as Appendix A.

Other Changes

Article III – Capital Stock. The Restated Articles delete provisions in this Article providing for the Company’s 2011 reverse stock split. These provisions were no longer necessary once the reverse stock split was consummated and therefore their removal would have no impact. The Restated Articles also delete those provisions of Article III that set the terms of the Company’s Series A, Series B, Series C and Series C-1 preferred stock. None of these series of preferred stock are outstanding at this time and the Company does not intend to issue shares of preferred stock with the terms provided for under the Series A, Series B, Series C or Series C-1 preferred stock terms set forth in the Current Articles in the future. The Restated Articles retain and do not alter the Board’s right to set the preferences, limitations and relative rights of new series or classes of preferred stock without shareholder approval. The deletion of the stock split and preferred stock terms from Article III is intended to simplify the Restated Articles by removing irrelevant provisions.

Former Article IV – Registered Agent and Registered Office. Article IV of the Current Articles has been deleted from the Revised Articles because the Company is no longer required to include its registered agent or registered office in its articles of incorporation. This provision has been updated to reflect the change of the Company’s principal office address following the relocation to its new corporate headquarters.

Other immaterial changes. The Restated Articles consolidate into a single document the original amended and restated articles of incorporation and the separate amendments thereto as applicable. The Restated Articles also delete Schedule A and Schedule B to the Current Articles, which were incorporated into the deleted provisions of Article III to set forth additional terms of certain of the series of preferred stock deleted from Article III, as discussed above. Ministerial changes were also made to update the numbering of the Articles and internal references to the Articles to account for the deletion of former Article IV.

The description set forth above is only a summary of the proposed changes to the Company’s articles of incorporation and is qualified in its entirety by reference to Appendix A. Please refer to Appendix A attached to this Proxy Statement to review the full text of the Restated Articles.

Vote Required

Adoption of an amendment to our Articles of Incorporation requires approval by a majority of all votes entitled to be cast on the proposal. Brokers will not be able to vote your shares with respect to the Restated Articles if you have not provided them with voting instructions. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the proposal.

If approved by the shareholders, the Restated Articles would become effective upon the filing of Articles of Amendment with the State Corporation Commission of the Commonwealth of Virginia. To ensure that the benefits of declassifying the Board are not delayed, if this Proposal 1 is approved by the shareholders, the Chairman of the Board will adjourn the annual meeting, if such adjournment is approved by the shareholders under Proposal 2 below, to permit the filing and effectiveness of the Restated Articles. Once the Restated Articles are effective, the Chairman of the Board will reconvene the annual meeting and proceed with the election of directors to one-year terms under Proposal 3.

If this proposal does not receive the required number of votes in favor, the Articles of Incorporation will not be amended and restated and all directors will continue to serve three-year terms.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDED AND RESTATED ARTICLES OF INCORPORATION.

PROPOSAL TWO

ADJOURNMENT OF THE MEETING

In the event that the Company’s shareholders approve Proposal 1 to approve the Amended and Restated Articles of Incorporation of the Company, the Company has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The purpose of the adjournment is to permit the filing and effectiveness of the Restated Articles. While the Company’s Bylaws provide that the Board of Directors has the power to adjourn the Annual Meeting, the Board determined that submitting this proposal to the Company’s shareholders is in the best interests of the Company. Once the Restated Articles are effective, the Chairman of the Board will reconvene the annual meeting and proceed with the election of directors to one-year terms under Proposal 3.

If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the Company’s shareholders, other than an announcement at the Annual Meeting of the place, date and time to which the meeting is adjourned, if the meeting is adjourned for 30 days or less.

Vote Required

The adjournment of the 2012 Annual Meeting to a later date will be approved if a quorum is present and a majority of the votes cast at the meeting vote in favor of this proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.

If this proposal does not receive the required number of votes in favor, the 2012 Annual Meeting will not be adjourned and Proposal 3 for the election of directors will proceed under the Current Articles. As a result the directors would be elected to the terms described below in Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL

PROPOSAL THREE: ELECTION OF DIRECTORS

OF HAMPTON ROADS BANKSHARES, INC.

Nominees for Election

Seven directors are to be elected at the Annual Meeting. The Articles of Incorporation provide that the Company will have no less than eight and no more than twenty-four members of the Board of Directors. The Articles of Incorporation also divide the Board of Directors into three classes as nearly equal in number as possible. One class is elected at each annual meeting to serve for a specified term. As more fully described above under “Proposal 1: Approval of the Company’s Amended and Restated Articles of Incorporation,” the Board of Directors has adopted, subject to shareholder approval, an Amended and Restated Articles of Incorporation that would eliminate the classified Board of Directors. If Proposal 1 and Proposal 2 are approved by the shareholders, the seven directors elected at the annual meeting will serve for a one-year term expiring at the Company’s annual meeting in 2012. If Proposal 1 or Proposal 2 is not approved by the shareholders, each Class B director elected at the annual meeting will serve for a three-year term expiring at the Company’s annual meeting in 2015 and each Class A director elected at the annual meeting will serve for a shortened two-year term expiring at the Company’s annual meeting in 2014, in order to make the three classes as nearly equal in number as possible. The Bylaws require all directors to be shareholders of the Company and require a majority of directors to be citizens of Virginia. All nominees were nominated by the Corporate Governance and Nominating Committee and approved by the Board of Directors.

If Proposal 1 and Proposal 2 are approved then newly elected directors will no longer be placed into classes and the directors elected at the Annual Meeting will not be members of Class A, B or C no matter which class they were members of before the Annual Meeting.

Conditional Director

One of the nominees for election, James F. Burr, (the “Conditional Class A Director”) has been appointed as a director of the Company by the Board of Directors effective on the receipt of approval from banking regulatory authorities. In the event that such approval is received for Mr. Burr before the date of the Annual Meeting, his appointment will be immediately effective and he will stand as a director nominated for reelection at the Annual Meeting. If Mr. Burr does not receive regulatory approval before the Annual Meeting, he will still stand for election at the Annual Meeting but, if approved by the shareholders, his term would not begin until such time as he has received the necessary regulatory approvals.

DIRECTORS AND DIRECTOR NOMINEES

The following biographical information discloses each director’s and director nominee’s age, business experience, and other directorships held during the past five years. It also includes the experiences, attributes, and skills that caused the nominating committee and the Board of Directors to determine that the individual should serve as a director for the Company and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Bank of Hampton Roads, the predecessor to and now a wholly-owned subsidiary of the Company. Unless otherwise specified, each nominee has held his current position for at least five years.

The election of each nominee requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote. Proxies received from Company shareholders will be voted for the election of such nominees unless marked to the contrary. A shareholder of the Company who desires to withhold voting of the proxy for all or one or more nominees may so indicate on his or her proxy. All of the nominees currently are members of the Company’s Board of Directors and all have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Company’s Board of Directors, or the number of directors will be reduced.

Nominees for Election of “Class B” Directors with Terms Expiring in 2013 if Proposal 1 and Proposal 2 are Approved; with Terms Expiring in 2015 if Proposal 1 or Proposal 2 is Not Approved

Patrick E. Corbin, 58, Director since 2009

Mr. Corbin is the Managing Shareholder of Corbin & Company, P.C. He has been a Certified Public Accountant since 1979. He is a member of professional organizations including the American Institute of Certified Public Accountants, the Virginia Society of Certified Public Accountants, and the Tidewater Virginia Society of Certified Public Accountants. He is a director and past chairman of the Chesapeake Alliance. He was designated as “Super CPA” by Virginia Business magazine in the fields of litigation support and business valuation for the years 2002-2011. Mr. Corbin brings significant experience to the Board in the fields of accounting and small business expertise.

Henry P. Custis, Jr., 67, Director since 2008

Mr. Custis is currently the Chairman of the Company’s Board of Directors, a position he has held since 2010. Mr. Custis is a Partner at Custis, Lewis & Dix, a law firm in Accomac, Virginia. He has practiced law since 1970. He was chairman of the board of Shore Bank until its merger with the Company on June 1, 2008 and currently serves as chairman of Shore Bank, a position he has held since 1997. He has practiced law for 39 years, served on bank boards for 36 years, and been an investor for 35 years.

Douglas J. Glenn, 46, Director since 2006

Mr. Glenn is President of the Company and President and Chief Executive Officer of the Company and Bank of Hampton Roads. He was appointed Executive Vice President and General Counsel of the Company and Bank of Hampton Roads in 2007. He added the responsibilities of Chief Operating Officer of the Company in February 2009. He was named Interim President and Chief Executive Officer of the Company and Bank of Hampton Roads in August 2011 and became President and Chief Executive Officer in February 2012. Prior to joining the Company, Mr. Glenn practiced law at Pender & Coward, P.C. in Virginia Beach, Virginia. His law practice was focused primarily on small business clients and clients involved in various aspects of real estate. His knowledge of small business and real estate finance and legal issues are valuable attributes for the Company’s Board of Directors.

William A. Paulette, 65, Director since 2009

Mr. Paulette was a director of Gateway Bank and Trust Co. until its merger with the Company on December 31, 2008 and was a director of Bank of Richmond from 1998 to 2007. He has served on the board of Virginia Military Institute since 2003. He is founder, President, and CEO of KBS, Inc., a construction firm based in Richmond, Virginia. He is responsible for the general management of KBS including its financial success. Mr. Paulette brings substantial knowledge of the construction business and the Richmond market.

Billy G. Roughton, 68, Director since 2008

Mr. Roughton was a director of Gateway Financial Holdings, Inc. (“Gateway”) until its merger with the Company on December 31, 2008 and was Chairman of the Board of Gateway Bank & Trust Co, Inc. (“Gateway Bank”) until May 2009. He is President and CEO of BGR Development, a company that develops and manages both residential and commercial real estate, positions he has held since 1974. He also is Dealer Principal, President, and CEO of JEB Management Services, Inc., doing business as Alliance Nissan, which is a franchised automobile dealership, positions he has held since 2009. In addition, Mr. Roughton is the Managing Partner of various companies involved in real estate development and project management for both residential and commercial real estate. He is directly involved in the management of the business ventures including, among other aspects, personnel management, financing, project cash flow, permit acquisition, operations, and overall viability and corporate stability. Mr. Roughton has substantial knowledge of the market for residential and commercial real estate and of participants in the market on the Outer Banks area of North Carolina.

Nominee for Election of “Class A” Director with Term Expiring in 2013 if Proposal 1 and Proposal 2 are Approved; with Terms Expiring in 2014 if Proposal 1 or Proposal 2 is Not Approved

Charles M. Johnston, 57, Director since 2012

Mr. Johnston served as Chief Financial Officer of Eastern Bank Corporation, an $8 billion bank holding company headquartered in Boston, from 2003 until his retirement in March, 2012. He was Chief Financial Officer of Commonwealth Bancorp, a $2 billion bank holding company headquartered in Philadelphia, from 1996 until its sale to Citizens Financial Group in 2003. From 1994 to 1996, he was Chief Financial Officer of TFC Enterprises, an auto finance company headquartered in Norfolk, Virginia. Previously, he served in Treasury, Financial Planning and Investor Relations roles at Mellon Bank Corporation and Treasury, Accounting and Internal Audit roles at United States Steel Corporation. As a former executive of numerous financial institutions, Mr. Johnston brings extensive experience and knowledge of the banking and financial services industry to the Company’s Board. His experience and qualifications in financial and risk management led the Company to believe that he is highly qualified to serve on the Company’s Board.

Nominee for Election of “Conditional Class A” Director with Term Expiring in 2013 if Proposal 1 and Proposal 2 are Approved; with Term Expiring in 2014 if Proposal 1 or Proposal 2 is Not Approved

James F. Burr, 46, Director since 2012 (if approved by banking regulatory authorities before the Annual Meeting)

Mr. Burr is currently a managing director in the Global Financial Services Group of The Carlyle Group (“Carlyle”), a position he has held since July 2008. From 2006 to 2008, Mr. Burr served as Corporate Treasurer of Wachovia Bank, where he was responsible for activities relating to funding, investing, risk transference, balance sheet management, liquidity and capital usage. Previously, Mr. Burr had served in various other roles at Wachovia since he began there in 1992, including Assistant Treasurer, Controller of the Corporate and Investment Bank, Product Controller of Treasury/Balance Sheet Management and Structured Products and Mortgage Analyst. Mr. Burr began his career at Ernst & Young, where he was a C.P.A. focused on banking and computer audit issues. Mr. Burr was designated to the Company’s Board of Directors by an affiliate of Carlyle pursuant to the terms of the Investment Agreement between the Company and Carlyle, and is being nominated to continue as a director in accordance with the requirements of that Investment Agreement. Mr. Burr also serves on the Board of Directors of Central Pacific Financial Corp. Mr. Burr has more than 20 years of banking and accounting experience, which gives him unique insight into the various regulatory and financial issues facing banking organizations. His experiences at Carlyle and Wachovia have earned him a respected reputation in the banking industry and the Company believes he would be an invaluable asset to the Company’s Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” THE NOMINEES LISTED ABOVE.

Incumbent “Class C” Directors with Terms Expiring in 2013

Robert B. Goldstein, 72, Director since 2010

Robert B. Goldstein is a founding Principal in CapGen Capital Advisers, a private equity fund that invests in banks and financial service companies. Mr. Goldstein was designated to the Company’s Board of Directors by an affiliate of CapGen pursuant to the Investment Agreement between the Company and CapGen, and is being nominated to continue as a director in accordance with the requirements of that Investment Agreement. His experience includes many years in commercial banks, savings and loan associations, and other financial institutions. Over the years, he has been CEO of numerous banks and thrift banks, and on the boards of directors as both a management member as well as serving as an independent director. The institutions range in size from small to large cap and have been located in various geographic areas. Mr. Goldstein draws from a team of highly experienced bankers who bring skills in such diverse areas as risk management, asset quality administration, audit, finance, and marketing.

In addition to his role as a Director of both BankFIRST and as Chairman of the board of The BANKshares, Inc, Goldstein is a Founding Principal of CapGen Capital Advisers; serves on the Board of Directors of FNB Corporation, Hermitage, PA; serves on the Board of Directors of Seacoast Banking Corporation and Seacoast National Bank, Stuart, FL; as well as on the board of Palmetto Bancshares, Inc. and Palmetto Bank, Greenville, SC; and is a member of the Executive Network of Glencoe Capital LLC of Chicago, IL.

Hal F. Goltz, 29, Director since 2010

Mr. Goltz was designated to the Company’s Board of Directors by an affiliate of Anchorage Advisors pursuant to the terms of the Investment Agreement between Anchorage and the Company, and is being nominated to continue as a director in accordance with the requirements of that Investment Agreement. Mr. Goltz is currently a Senior Analyst at Anchorage Advisors, a position which he has held since October 2007. From June 2004-June 2007, he was an Event-Driven Analyst of Citadel Investment Group. Mr. Goltz has significant experience in the financial services industry and experience with distressed financial institutions.

Incumbent “Class A” Director with Term Expiring in 2014

W. Lewis Witt, 70, Director since 2001

Mr. Witt has been the owner and president of Inner-view, Ltd., a utility contractor, since September 1976 and has been the owner of Greenbrier Self Storage since 1997. Mr. Witt’s involvement with utility contracting acquaints him with a wide network of community officials and other contractors. He is knowledgeable regarding the South Hampton Roads real estate and development market and many of its participants.

NON-DIRECTOR EXECUTIVE OFFICERS

(INCLUDING NAMED EXECUTIVE OFFICERS)

The following sets forth the names, ages, and business experience for the past five years of the Company’s executive officers (including named executive officers pursuant to Item 402 of Regulation S-K), other than the ones listed under “Directors” above.

•

Stephen P. Theobald, 50, is an Executive Vice President and the Company’s Chief Financial Officer, a position he assumed in December 2010. From April 2010 to November 2010, Mr. Theobald served as a financial consultant to the Company. Prior to joining the Company as a financial consultant, Mr. Theobald held a number of senior positions at Capital One Financial Corporation (“Capital One”) from 1999 to 2010, most recently serving as CFO, Local Banking, a position he held from 2005 to 2010. Other positions he held at Capital One include: CFO, Global Financial Services (from 2002 to 2005), Executive Lead-Regulatory Relations, Executive Lead of Peoplesoft Program, and Controller.

•

W. Thomas Mears, 47, is the President & Chief Executive Officer of Shore Bank and President of Commercial Banking of Bank of Hampton Roads, a position he assumed in January 2011. Prior to joining the Company, he was Market President for Wilmington Trust Company from May 2010 to December 2010 and Regional President / Market Executive for PNC Bank from 2006 – 2010.

•

Michael J. Sykes, 66, is a Senior Vice President for the Company, a position he assumed in April 2009. Prior to joining the Company, Mr. Sykes was Senior Vice President of Commercial Real Estate Banking of Bank of America from 1990 to 2009.

•

Robert J. Bloxom, 50, is an Executive Vice President and the Company’s Chief Risk Officer, positions he assumed in September 2009. Prior to joining the Company, Mr. Bloxom was Senior Vice President and Chief Lending Officer of Shore Bank from 2006 to 2009.

Family relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

BENEFICIAL OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS,

AND PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth for (1) each director and the executive officers named in the Summary Compensation Table, (2) all directors and executive officers as a group, and (3) each beneficial owner of 5% or more of our Common Stock: (i) the number of shares of Common Stock beneficially owned on November 5, 2012, and (ii) such person’s or group’s percentage ownership of outstanding shares of Common Stock on such date. All of the Company’s directors and executive officers receive mail at the Company’s principal executive office at Attn: Douglas J. Glenn, President and Chief Executive Officer at Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, VA 23452.

This table is based upon information supplied by officers, directors, and principal shareholders. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)

Certain Beneficial Owners:

Carlyle Financial Services Harbor, L.P.(2) c/o The Carlyle Group 1001 Pennsylvania Avenue, NW Suite 220 South Washington, DC 20004-2505	42,398,583		24.90

ACMO-HR, L.L.C.(3) c/o Anchorage Capital Group, L.L.C. 610 Broadway 6th Floor New York, NY 10012	42,398,583		24.90

CapGen Capital Group VI LP(4) 280 Park Avenue 40th Floor West, Suite 401 New York, NY 10017	51,024,981		29.97

Affiliates of Fir Tree, Inc.(5)	16,284,406		9.56

Directors:

Douglas J. Glenn	12,067	(6)	*

Patrick E. Corbin	140,055	(7)	*

Henry P. Custis	25,221	(8)	*

William A. Paulette	75,000		*

Billy Roughton	326,317	(9)	*

W. Lewis Witt	112,221	(10)	*

Robert B. Goldstein(11)	—		—

Hal F. Goltz	—		—

James F. Burr(12)	—		—

Charles M. Johnston	10,000		*

Non-Director Executive Officers (not included above):

Stephen P. Theobald	9,853		*

W. Thomas Mears	876		*

Michael J. Sykes	—		—

Robert J. Bloxom(13)	5,541		*

John A. B. Davies, Jr.(14)	4,794		*

All Directors and Executive Officers, as a group (15 persons)	717,151		*

*	Represents less than 1% of outstanding shares.

(1)	Applicable percentages are based on 170,278,452 shares of Common Stock. Shares of Common Stock subject to warrants, options or rights exercisable within 60 days of November 5, 2012 are deemed outstanding (without regard for limitations on exercise) for computing the percentage of the person holding such warrants but are not deemed outstanding for computing the percentage held by any other person. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.
(2)

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services Harbor, L.P. By virtue of these relationships, the aforementioned entities may be deemed to share beneficial ownership of the shares of Common Stock owned by Carlyle Financial Services Harbor, L.P. Each such entity expressly disclaims beneficial ownership of the shares of Common Stock owned by Carlyle Financial Services Harbor, L.P. except to the extent of its pecuniary interest therein. A Carlyle designee, James Burr, has been appointed director of the Company effective when he receives approval from banking regulatory authorities. He will replace Carlyle’s previous designee, Randal K. Quarles, who resigned as a director effective May 21, 2012.

(3)	All investment and voting decisions with respect to the shares of Common Stock held by ACMO-HR, L.L.C. are made by Anchorage Capital Group, L.L.C. (formerly named Anchorage Advisors, L.L.C.). Because of their respective relationships with ACMO-HR, L.L.C. and each other, each of Anchorage Advisors Management, L.L.C., Anchorage Capital Group, L.L.C., Anchorage Capital Master Offshore, Ltd., ACMO-HR, L.L.C and Messrs. Anthony L. Davis and Kevin M. Ulrich may be deemed to share voting and disposition power with respect to the shares of Common Stock beneficially owned by ACMO-HR, L.L.C. None of these persons or entities may be deemed to have sole voting and disposition power with respect to any shares of Common Stock beneficially owned by ACMO-HR, L.L.C. Hal F. Goltz is a director of the Company and is a senior analyst with Anchorage.

(4)

Eugene A. Ludwig is the managing member of CapGen Capital Group VI LLC which is the general partner of CapGen Capital Group VI LP. Robert B. Goldstein is a director of the Company and a founding Principal in CapGen.

(5)	Fir Tree, Inc. may be deemed to beneficially own the shares of Common Stock held by Fir Tree Value Master Fund, L.P. as a result of being the investment manager of Fir Tree Value Master Fund, L.P. Fir Tree Value Master Fund, L.P. may direct the vote and disposition of the shares of Common Stock beneficially held by it. Fir Tree, Inc. has been granted investment discretion over the Common Stock held by Fir Tree Value Master Fund, L.P., and thus, has the shared power to direct the vote and disposition of the shares of Common Stock beneficially held by Fir Tree Value Master Fund, L.P. Fir Tree, Inc. is also the investment manager of Fir Tree REOF II Master Fund, LLC, and has been granted investment discretion over the Common Stock held by Fir Tree REOF II Master Fund, LLC, and thus also has the shared power to direct the vote and disposition of such shares of Common Stock.
(6)	Includes 11 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for Douglas J. Glenn, 186 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for Tiffany K. Glenn, 379 shares of restricted stock held by the Company for Douglas J. Glenn, 71 shares held by Tiffany K. Glenn, 303 shares held in a Rabbi Trust for Tiffany K. Glenn, 713 shares held in the Company’s director compensation plans for Douglas J. Glenn, 18 shares held by Tiffany K. Glenn as custodian for Grayson Glenn (son), and 18 shares held by Tiffany K. Glenn as custodian for Bayler Glenn (daughter).
(7)	Includes 8 shares owned by Brenda C. Corbin (wife), 297 shares held in a deferred compensation plan for Patrick E. Corbin, and 139,750 shares held in a revocable trust for Patrick E. Corbin.
(8)	Includes 2,000 shares owned by Linda Custis (wife).
(9)	Includes 21,067 shares held in an IRA for Billy Roughton and 2,464 shares held in an IRA for Mildred H. Roughton (wife).
(10)	Includes 253 shares held in an IRA for W. Lewis Witt, 908 shares held in an IRA for Judith W. Witt (wife), 13,427 shares held in the Company’s director compensation plans for W. Lewis Witt, 808 shares owned by Inner-View, Ltd., a company owned by W. Lewis Witt, 6,038 shares held in an IRA for W. Lewis Witt, and 62 shares for TOD Registration Account.
(11)	As a principal member and member of the investment committee of CapGen, LLC, the general partner of CapGen Capital Group VI LP, Mr. Goldstein may be deemed to be the indirect beneficial owner of such shares or shares underlying the warrants under Rule 16a-1(a)(2) promulgated under the Exchange Act. Pursuant to Rule 16a-1(a)(4) promulgated under the Exchange Act, Mr. Goldstein disclaims that he is the beneficial owner of such shares, to the extent of his pecuniary interest.
(12)	Mr. Burr is a nominee standing for election as director at the Annual Meeting and a Conditional Class A Director who will become a director of the Company before the Annual Meeting effective on the receipt of banking regulatory approval is such approval is received before the Annual Meeting is held.
(13)	Includes 188 shares as custodian under VUGMA.
(14)	Mr. Davies resigned as President and Chief Executive Officer of the Company effective August 12, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% beneficial owners were complied with in 2011, with the exception of a Form 3 for Thomas W. Mears for a January 3, 2011 transaction that was inadvertently late-filed on June 19, 2012, and Form 4s for William A. Paulette for a March 3, 2011 transaction that was inadvertently late-filed on July 8, 2011, Kevin W. Pack for a June 9, 2011 transaction that was inadvertently late-filed on August 24, 2011, Patrick E. Corbin for an August 23, 2011 transaction that was inadvertently late-filed on August 30, 2011, Henry P. Custis, Jr. for a November 9, 2011 transaction that was inadvertently late-filed on November 14, 2011, and Robert J. Bloxom for an August 24, 2011 transaction that was inadvertently late-filed on June 19, 2012.

CORPORATE GOVERNANCE

Director Independence

The Board is comprised of a majority of independent directors as defined by the NASDAQ listing standards. The Board of Directors in its business judgment has determined that the following of its members and director nominees are independent as defined under the NASDAQ Stock Market’s listing standards: Patrick E. Corbin, Henry P. Custis, William A. Paulette, W. Lewis Witt, Hal F. Goltz, Robert B. Goldstein, Charles M. Johnston and James F. Burr. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries provide services to, and otherwise conduct business with, certain members of the Board of Directors or members of their immediate families or companies with which members of the Board of Directors are affiliated. These transactions are discussed in greater detail in the “Certain Relationships and Related Transactions” section of this Proxy Statement.

Based on these standards, the Board of Directors determined that Billy Roughton was not independent because he owns two branches in North Carolina. This transaction is discussed in greater detail in the “Certain Relationships and Related Transactions” section of this Proxy Statement. Except for Billy Roughton, none of our non-employee directors, their immediate family members, or employees, are engaged in such relationships with us.

The Board of Directors considered the following transactions between us and certain of our directors or their affiliates and determined that such transactions did not impair the director’s independence under the above standard:

•	Loans made by us and our subsidiaries to certain directors and their associates in the ordinary course of business.

•	Payments, which were under $200,000 and 5% of such company’s consolidated gross revenues, for the lease of property made to Accawmacke Associates, a business affiliated with Henry P. Custis, Jr.

•	Transaction-related fees paid to Carlyle Investment Management L.L.C. in connection with a private placement transaction and the relationship that James F. Burr has with this entity.

•	Transaction-related fees paid to ACMO-HR, L.L.C. in connection with a private placement transaction and the relationship that Hal F. Goltz has with this entity.

•	Transaction-related fees paid to CapGen Capital Group VI LP in connection with a private placement transaction and the relationship that Robert B. Goldstein has with this entity.

Committees

The Company currently has separate Audit, Compensation, and Nominating Committees which are composed of directors who are each an “independent director” as that term is defined under the NASDAQ Stock Market’s listing standards and the requirements of the SEC.

Audit Committee

The Audit Committee consists of Patrick E. Corbin, William A. Paulette, W. Lewis Witt and Charles M. Johnston. The Board of Directors has determined that all of these directors are “independent directors” as that term is defined under the NASDAQ Stock Market’s listing standards and the requirements of the SEC.

The Audit Committee and the Board of Directors has determined that Patrick E. Corbin met the qualifications of an “Audit Committee Financial Expert” as defined under final rules adopted by the SEC. The Audit Committee’s charter appears on the Company’s website at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4066242.

The Audit Committee is responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm of the Company. It also must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee acts as the intermediary between the Company and the independent registered public accounting firm and reviews the reports of the independent registered public accounting firm. The Audit Committee held 7 meetings in 2011. See “Audit Committee Report” below.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. As required by the Audit Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the NASDAQ rules.

Management has the primary responsibility for the consolidated financial statements and the reporting process, including internal control over financial reporting. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared using U.S. generally accepted accounting principles (“GAAP”). The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including their judgment about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management of the Company; and other material written communications between the independent registered public accounting firm and the management of the Company, such as any management letter or schedule of unadjusted differences. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit

Committee concerning independence. The Audit Committee discussed with the Company’s internal and independent registered public accounting firm the overall scope and specific plans for their respective audits.

The Audit Committee meets with the internal and independent registered public accounting firm to discuss the results of their audits, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The meetings also are designed to facilitate any private communications with the Audit Committee desired by the internal auditors or independent registered public accounting firm. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended, for filing with the SEC.

Patrick E. Corbin

Charles M. Johnston

William A. Paulette

W. Lewis Witt

Compensation Committee

The Compensation Committee consists of Patrick E. Corbin, Henry P. Custis, Jr., Robert B. Goldstein, Hal F. Goltz and W. Lewis Witt, all of whom the Board of Directors has determined to be independent under standards set by the NASDAQ Stock Market. The committee met 2 times in 2011.

The Compensation Committee reviews the compensation of all executive officers, determines the compensation package for the Chief Executive Officer, and administers the Company’s compensation programs. See “Compensation Discussion and Analysis” and “2011 Compensation Committee Report” for further discussion.

The charter of the Compensation Committee appears on the Company’s website at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4066242.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Patrick E. Corbin, Henry P. Custis, Robert B. Goldstein, Hal F. Goltz, William A. Paulette and W. Lewis Witt, all of whom the Board of Directors has determined to be independent under standards set by the NASDAQ Stock Market. The committee did not meet in 2011.

The Corporate Governance and Nominating Committee does not have a written diversity policy, however, it does give consideration to potential candidates who would promote diversity on the Board with respect to professional background, experience, and expertise.

Qualification of Directors. In evaluating candidates for election to the Board, including candidates recommended by shareholders, the Corporate Governance and Nominating Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board of Directors as a whole. Among other things, the Corporate Governance and Nominating Committee considers:

•	the candidate’s ability to help the Board of Directors create shareholder wealth;

•	the candidate’s ability to represent the interests of the shareholders;

•	the business judgment and experience that is relevant to the business and acumen of the candidate;

•	the need of the Board of Directors to have certain skills and experience relevant to the business;

•

the candidate’s ability to fully participate in Board of Directors activities and fulfill the responsibilities of a director, including attendance at and active participation in, meetings of the Board of Directors or its committees;

•	other business and professional commitments of the candidate, including the number of other boards (public, private and charitable) on which the candidate serves; and

•	the financial sophistication, including the ability to qualify as “financially literate” under NASDAQ listing standards.

Under our Bylaws, shareholders may submit nominees for director. However, there have been no material changes to the procedures by which shareholders may submit such nominees since they were last reported by the Company.

The charter of the Corporate Governance and Nominating Committee appears on the Company’s website at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4066242.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in overseeing enterprise risk, primarily under the purview of its Risk Oversight Committee. This committee was established for the purpose of assisting the board and the Chief Risk Officer in the governance of the Company’s enterprise risk management framework, including the approval of significant policies, procedures and practices employed to manage all risks in the Company and the ongoing review of Business Unit Risk Assessments conducted on a quarterly basis within each operational division of the Company. The Risk Oversight Committee serves as a forum for the discussion of strategic risk issues, the identification and mitigation of the top risks facing the Company and facilitates enhancements in the business processes and practices employed throughout operational areas.

In setting executive compensation, the Compensation Committee considers risks that may be implicated by our compensation programs and endeavors to set executive compensation that creates incentives to achieve long-term shareholder value without encouraging excessive risk taking to achieve short term results. The Compensation Committee reports its finding with explanations to the full board.

Leadership Structure

We have operated under a board leadership structure with separate roles for our Chairman of the Board and our Chief Executive Officer, although our governance documents do not require this. Historically, our Chairman of the Board is responsible for presiding over the meetings of the Board of Directors and the annual meetings of shareholders, and our Chief Executive Officer is responsible for the general management of the business, financial affairs and day-today operations of the Company. As our directors continue to have more oversight responsibility, we believe it is beneficial to have a Chairman whose focus is to lead the board and facilitate communication among directors and management. Accordingly, we believe this structure is the best governance model for the Company and our shareholders.

Information About Shareholders

The Board of Directors has not established a written policy regarding communications with shareholders. A formal policy has not been adopted because directors have periodic contact with shareholders through business, personal, and community-based activities. Although not prescribed in a policy, shareholders may communicate with the Board of Directors through written communications addressed to the Company’s executive office at Attn: Douglas J. Glenn, President and Chief Executive Officer, at Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, VA 23452.

Board and Committee Meetings

The business of the Company is managed under the direction of the Board of Directors. The Board of Directors generally meets once a month and held 18 meetings in 2011. During 2011 each director participated in at least 75% of all Board of Directors meetings except for John A. B. Davies, Jr., who resigned from the Company’s Board of Directors effective August 12, 2011. Prior to his resignation, Mr. Davies participated in at least 75% of all Board of Directors meetings. During 2011, each director participated in at least 75% of all meetings of committees on which he served, except for Hal F. Goltz. The Board of Directors does not have a policy regarding attendance at annual shareholders’ meetings. However, directors are encouraged to attend such meetings, and at the 2011 annual meeting of shareholders, held on October 4, 2011, all then current directors were in attendance, with the exception of Randal K. Quarles, William A. Paulette, Robert B. Goldstein, and Patrick E. Corbin. All Board committee meetings are scheduled by the committee chairpersons as deemed necessary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2011, some director-nominees, directors, and executive officers of the Company, their affiliates, and members of their immediate families were customers of and had loan transactions with the Company in the normal course of business and are expected to continue to have customer relationships with the Company in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than a normal risk of collectability or present other unfavorable features.

At December 31, 2011, loans to executive officers, directors, and their associates amounted to $98.1 million. During 2011, additional loans exceeded repayments of loans by executive officers, directors, and their associates by $1.71 million.

Jordan E. Slone, a former director of the Company who resigned in December 2011, is the managing member of two limited liability companies that serve as the managers for the legal entities which own and manage the Dominion Tower at 999 Waterside Drive, Norfolk, Virginia 23510. The Company currently leases the second floor and a portion of the nineteenth floor of the Dominion Tower for its executive offices and a portion of the first floor as a retail branch and financial center. Our lease, as amended, expires in September 2021. Rent payments made in 2011 totaled approximately $798,241 for the year. The payments under this lease in 2012 are expected to be approximately $828,673. It is also expected that the rent paid will exceed 5% of the gross revenues of the entities that own Dominion Tower. The terms of this lease are substantially similar to the terms of leases that are the result of “arms length” negotiations between unrelated parties, and the rent is comparable to current market rates. In the opinion of management, the payments under the Dominion Tower lease are as favorable to the Company as could have been made with unaffiliated parties.

Bank of Hampton Roads leases its Nags Head, North Carolina and one of its Kitty Hawk, North Carolina branches from Billy G. Roughton, a director of the Company, and his wife for monthly payments of $17,888 and $8,000 during 2011, respectively. Total payments under these leases in 2012 are expected to be approximately the same as in 2011. The interests of the Roughtons in these transactions are equal to the monthly lease payments. Kitty Hawk is a land lease that commenced in April 2006 for a term of twenty years, with three five-year renewals. In the opinion of management, the payments under these leases are as favorable to the Company as could have been made with unaffiliated parties.

Shore Bank leased two billboards from Richard F. Hall, III, a former director of the Company and current director and officer of Shore Bank. Total payments during 2011 were $4,800. The lease commenced in July 2006 for a term of five years. In the opinion of management, the payments under the lease are as favorable to the Company as could have been made with unaffiliated parties.

Shore Bank has a ground lease with Richard Hall, Jr., and Virginia B. Hall, the father and mother of Richard F. Hall, III, for its Onley branch. Total payments during 2011 were approximately $27,365 and the term of the lease was extended for five years commencing June 2009 with one additional five-year renewal. The payments under this lease in 2012 are expected to be approximately the same as in 2011. In the opinion of management, the payments made under the Onley branch lease are as favorable to the Company as could have been made with unaffiliated parties.

On June 27, 2012, under the terms of a Standby Purchase Agreement with the Company, an affiliate of Carlyle Financial Services Harbor, L.P. received a $1,000,000 cash fee in return for its agreement to fulfill its obligations under the Standby Purchase Agreement. Randal K. Quarles is a managing director of this entity and a former director of the Company who resigned from the board in May 2012. James F. Burr is a designee of Carlyle Financial Services Harbor, L.P.

On June 27, 2012, under the terms of a Standby Purchase Agreement with the Company, ACMO-HR, L.L.C. received a $1,000,000 cash fee in return for its agreement to fulfill its obligations under the Standby Purchase Agreement. Anchorage Advisors is affiliated with ACMO-HR, L.L.C. and Hal F. Goltz, a director of the Company, is a senior analyst of Anchorage Advisors.

On June 27, 2012, under the terms of a Standby Purchase Agreement with the Company, CapGen Capital Group VI LP received a $1,000,000 cash fee in return for its agreement to fulfill its obligations under the Standby Purchase Agreement. Robert B. Goldstein, a director of the Company, is affiliated with this entity.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Particularly during this challenging environment for banking services and the depressed market for bank stocks, our Compensation Committee and management believe that shareholder value must drive executive compensation decisions. While our compensation philosophy has been to maintain a competitive compensation package to attract qualified executive officers, we have historically had a pay-for-performance program that bases compensation decisions on the financial performance of the Company. Due primarily to economic conditions, the Company was unable to provide in fiscal 2011 the return to shareholders that management and the Board of Directors desired. As a result of continued poor economic conditions, compensation to our executive officers continued to be frozen in 2011, with bonus and stock compensation all but eliminated.

Our recent mergers have also factored into our executive compensation program. The June 1, 2008 merger combined the Company’s and Shore’s executive management teams and the December 31, 2008 merger combined the Company’s and Gateway’s management teams. Both mergers brought together different executive compensation programs. The following plans of Shore were assumed by the Company in connection with its acquisition: the Shore Financial Corp. 2001 Stock Incentive Plan and the Shore Financial Corp. 401(k) Plan (the “Shore 401(k) Plan”). The following plans of Gateway were assumed by the Company in connection with its acquisition of Gateway: the Gateway Bank and Trust Company Employee’s Savings & Profit Sharing Plan and Trust (the “Gateway 401(k) Plan”); the 1999 Incentive Stock Option Plan of Gateway Financial Holdings, Inc.; the 1999 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc.; the 2001 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc.; the 2005 Omnibus Stock Ownership and Long-Term Incentive Plan of Gateway Financial Holdings, Inc.; and the 1999 Bank of Richmond Stock Option Plan of Gateway Financial Holdings, Inc.

There have been several changes to these plans. The Company’s Executive Savings Plan was discontinued during 2010. On April 1, 2011, the Company converted all 401(k) plans into the Virginia Bankers Association Master Defined Contribution Plan for Hampton Roads Bankshares, Inc. (the “Plan”). On October 4, 2011, the Company’s shareholders approved the 2011 Omnibus Incentive Plan, which succeeds the Company’s 2006 Stock Incentive Plan. Amendments increasing the number of shares available for grant and raising the grant size limitations under the 2011 Omnibus Stock Incentive Plan were approved by our shareholders on June 25, 2012. The 2011 Omnibus Stock Incentive Plan provides for the grant of up to 13,675,000 shares of our Common Stock as awards to employees of the Company and its related entities, members of the Board of Directors of the Company, and members of the board of directors of any of the Company’s related entities.

During 2011, our Compensation Committee focused on retaining and attracting key executives to assist in managing though the financial challenges facing the Company. The Compensation Committee reviews the compensation, including salaries, bonuses, employee benefits, executive incentive plans, policies, practices, and programs, for the Company’s executive officers. We evaluate the performance of the Company’s Chief Executive Officer and, with the assistance of the Chief Executive Officer, the performance of the other executive officers.

Our intent is to offer compensation packages that will attract and retain high quality personnel for our organization. We want to provide our employees with incentives that will align their interests with the long-term and short-term goals of the organization as a whole. Several components of our compensation packages include vesting periods and stock ownership that are designed to promote loyalty and longevity among employees. We wish to reward those employees who are excelling in their respective positions and, by so doing, enhance the future profitability of our Company.

Changing Regulatory Environment

Our compensation programs during 2011 were also impacted by our participation in the CPP of the United States Department of the Treasury’s TARP. As a result of participation in TARP, our executives and certain of our employees were subject to compensation related limitations and restrictions, which will continue to apply so long as the Treasury holds the Common stock it received in return for the financial assistance it provided us (disregarding any warrants to purchase our Common Stock that the Treasury may hold). The TARP compensation limitations and restrictions include:

•	a prohibition on payment to any of our five most highly compensated employees of any cash bonuses;

•

a prohibition on our Named Executive Officers and the next five most highly compensated employees from receiving any severance payments upon a termination of employment or any payments triggered by a change-in-control;

•

a requirement that we “claw back” incentive compensation to our Named Executive Officers and the next 20 most highly compensated employees if it is based on materially inaccurate financial statements or performance metrics and a prohibition on payment of any tax gross-up payment to this group; and

•	a limitation on tax deductions for compensation paid to each of our Named Executive Officers that exceeds $500,000 in any year.

On June 21, 2010, the Federal Reserve, the Office of the Comptroller of the Currency, the FDIC, and the Office of Thrift Supervision issued guidance on sound incentive compensation policies. The guidance includes three broad principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices, including active and effective oversight by the board of directors.

The guidance was immediately effective under the agencies’ power to regulate the safety and soundness of financial institutions. The guidance applies to all U.S. financial institutions.

As required by TARP and consistent with the other regulatory guidance mentioned above:

•	Performance-based bonuses and other incentive payments to the five most highly compensated employees, and all other employees were not made during fiscal 2011.

•

The change of control agreements previously applicable to our named executive officers, the next five most highly compensated employees, and all other employees continued to be suspended in fiscal 2011.

The Company’s agreements with Douglas J. Glenn, authorize the Company or the applicable subsidiary of the Company to amend his or her compensation, bonus, incentive, and other benefit plans and arrangements and agreements as necessary to comply with the requirements of Section 111(b) of the EESA and the Treasury’s CPP and waives any and all claims against the Treasury and against the Company for those changes that the Company shall make to its compensation and benefit programs to allow the Company to comply with Section 111(b) of EESA in conjunction with its participation in the Treasury’s CPP.

Our Board also adopted an “Excessive or Luxury Expenditure Policy” that is consistent with the TARP requirements and that can be found on the Company’s website. This policy, which applies to all our employees, covers expenditures for entertainment or events, office and facility renovations, aviation or other transportation services, and other activities or events. These expenditures are prohibited excessive or luxury expenditures to the extent they are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of the Company’s business operations.

In addition to the TARP executive compensation restrictions described above, the Company is prohibited, under section 18(k) of the Federal Deposit Insurance Act and 12 C.F.R. Part 359, from making any severance or indemnification payments to its employees for so long as Bank of Hampton Roads or the Company remain in troubled condition under applicable federal regulations. To the extent that our arrangements, plans, or other arrangements described herein provide for severance or indemnification payments, we may be prohibited from making such payments by 12 C.F.R. Part 359.

W. Thomas Mears and Michael J. Sykes were not subject to the above referenced TARP limitations on the payment of performance-based bonuses and other incentive payments during 2011. Both Mr. Mears and Mr. Sykes received incentive compensation during 2011 as discussed in more detail below. In 2012 the bonus limitations will apply to Mr. Mears and Mr. Sykes such that they may not be eligible to receive comparable or other bonuses in 2012.

Elements of Compensation

The challenge for management and the Compensation Committee is to motivate, retain, and reward key performers for working harder and smarter than ever in a very difficult banking environment. At the same time, we recognize that some of the tools we would use to accomplish these objectives were unavailable due to the TARP compensation restrictions. In 2011, management and the Compensation Committee, believing in the long-term validity of our compensation program, attempted to preserve the integrity of that program to the extent possible, while respecting the requirements and restrictions of TARP.

Consistent with 2010 compensation, economic conditions, and Company performance, in 2011 it was apparent that making most incentive payments to executive officers would not be appropriate. As a result, the compensation to our executive officers, including our Named Executive Officers, continued to be frozen, with bonus and stock compensation all but eliminated. In freezing our compensation, the Company specifically considered worsening economic conditions in the markets in which our borrowers operate and that the levels of loan delinquencies and defaults that we were experiencing were substantially higher than historical levels.

The executive officers did not play a role in the compensation process during 2011, except for the former Chief Executive Officer, John A. B. Davies, Jr., who presented information regarding the other executive officers to the Compensation Committee for their consideration. Mr. Davies was never present while the Compensation Committee deliberated on his compensation package.

Our compensation packages currently consist of the following elements:

Salary: We consider many factors in determining the salary component for each of the executive officers. Because one of our objectives is to attract and retain high quality personnel, we, historically, have conducted surveys of other financial institutions and reviewed data from a peer group within our region taking into account asset size and revenue base to ensure that we are comparing ourselves to similar organizations. In fiscal 2011, however, no such survey or peer review was conducted and no benchmarking was used in setting annual compensation.

Salary for each executive officer is determined based on his or her individual and group responsibilities and achievements during the preceding year and such determination includes judgments based on performance evaluations, regulatory examination results, efficiency in performance of duties, and demonstrated leadership skills. Normally, decisions to increase or decrease compensation materially from the prior period are influenced by the amount of new responsibilities taken on by the executive officers and their contributions to the profitability of the Company.

Employment Agreements:

Douglas J. Glenn. Mr. Glenn entered into a six-year employment contract in 2007. His annual salary in 2011 was $425,000. Mr. Glenn is eligible to participate in the following compensation programs offered by the Company: Supplemental Retirement Agreement, Stock Incentive Plan, and the Executive Savings Plan, which was terminated effective September 30, 2010. On February 13, 2012, in connection with his appointment to President and Chief Executive Officer, Mr. Glenn entered into an Amended and Restated Employment Agreement (“Restated Agreement”). The Restated Agreement provides that Mr. Glenn’s employment with the Company and the Bank is at-will and that he is entitled to 90 days prior notice of termination of his employment. Mr. Glenn will receive an initial base salary of $550,000 and will be eligible for annual salary increases at the discretion of the boards of directors of the Company and the Bank. Under the Restated Agreement, Mr. Glenn is also entitled to participate in the Company’s employee and director benefit plans and programs for which he is or will be eligible and certain fringe benefits. Mr. Glenn will not be entitled to any change of control or severance benefits.

The Restated Agreement provides that Mr. Glenn will receive annual restricted stock grants equal to 50% of his average base salary in the year of the grant. The restricted stock will vest on the later of two years from the date of the grant, the date the Company is no longer subject to the executive compensation and corporate governance requirements of Section 111(b) of the EESA, or the date the Company is no longer subject to the Written Agreement. Any shares of restricted stock that vest shall not be transferable except as permitted by EESA and the regulations thereunder.

Mr. Glenn also has a supplemental employment retirement agreement. The purpose of the agreement is to provide a retirement vehicle for Mr. Glenn that will reward his years of service to the Company. Under this agreement, Mr. Glenn is eligible to receive an annual benefit payable in 15 installments equal to 50% of his benefit computation base following the attainment of his plan retirement date in 2031. The benefit computation base is calculated on his average compensation including bonuses from us over the three highest compensation completed calendar years prior to the year during which the plan retirement date occurs. Currently the estimated annual benefits payable upon retirement at the plan retirement date are $488,668. Mr. Glenn will become fully vested in the plan on November 2022. The Restated Agreement amended Mr. Glenn’s supplemental employment retirement agreement to state that the maximum aggregate amount he shall be entitled to receive is the lesser of $600 thousand or the amount he is otherwise entitled to under the supplemental retirement agreement.

Upon his hiring, Mr. Glenn was granted incentive stock options for 800 shares of Company Common Stock that vests in years five through ten of Mr. Glenn’s employment, or immediately upon a change-of-control event and other customary circumstances.

John A. B. Davies, Jr. Mr. Davies resigned as President and Chief Executive Officer of the Company on August 12, 2011. Mr. Davies joined the Company as President and Chief Executive Officer effective July 14, 2009, at which time the Company and Mr. Davies entered into a three-year employment contract, which provided for an initial annual salary of $500,000. He was eligible to participate in all cash and non-cash employee benefit plans maintained by the Company for its senior executive officers, as determined by the Board of Directors. All of the plans are more fully discussed herein. Other benefits extended to Mr. Davies included the personal use of a Company automobile.

Subject to certain limitations, Mr. Davies’ employment agreement provided that he was to receive annual restricted stock grants. Mr. Davies received no such restricted stock grants in 2011.

Mr. Davies’ employment agreement also called for certain payments to be made if he was terminated other than for “cause” or resigned for “good reason” (as those terms were defined in his employment agreement), or if he was terminated other than for cause or resigned for good reason within one year after a “change of control” (as that term is defined in his employment agreement).

The Company’s obligation to make these payments was qualified in its entirety by the Company’s ability to make such payments under applicable law. The Company made no such payments in connection with Mr. Davies’ resignation from the Company.

In connection with Mr. Davies’ resignation from the Company, he entered into a Consulting Agreement and a Transition Agreement, both dated August 17, 2011. The Consulting Agreement provided that, effective September 12, 2011, Mr. Davies was retained as a consultant for one year in order to facilitate a smooth and orderly transition within the Company and the Bank and to assure access to Mr. Davies’ unique and valuable services. Under the Consulting Agreement, Mr. Davies could have performed up to 1,000 hours of service, as specified in the Consulting Agreement, in exchange for monthly consulting payments of $41,667, subject to adjustment based on the number of hours of service performed in a particular month. In addition, the Company would reimburse Mr. Davies for out-of-pocket expenses he reasonably incurred to perform his consulting services, subject to the prior approval of the Company. Under the Transition Agreement, Mr. Davies continued to serve as a full-time employee until September 11, 2011, at which point his employment terminated. Also under the Transition Agreement, Mr. Davies agreed not to compete with the Company or the Bank or solicit any employee of the Company or the Bank until September 11, 2013 in exchange for $110,000 in cash consideration. The Transition Agreement also contains a mutual release of claims.

On August 20, 2012, Mr. Davies and the Company entered into a Settlement Agreement and Mutual Release, effective August 17, 2012 (the “Settlement Agreement”). The Settlement Agreement contains a mutual release and waiver of claims and resolves certain matters related to the Consulting Agreement and the Transition Agreement. In particular, it provides that the term of the Consulting Agreement is complete, that Mr. Davies is not entitled to any further payment for work completed or in process and that he will not perform any additional consulting services under the Agreements or otherwise. The Settlement Agreement also provides that the payment of $25,000 made by the Company to Mr. Davies on the execution of the Settlement Agreement constitutes the final payment to be made under the Transition Agreement in return for Mr. Davies’ agreement not to compete with or solicit for hire any employee of the Company or BHR until September 11, 2013.

Stephen P. Theobald. Mr. Theobald has no written employment contract with the Company. His annual base salary is $425,000. In addition, Mr. Theobald is eligible to participate in all of the plans and arrangements that are generally available to all of the Company’s salaried employees.

W. Thomas Mears. Mr. Mears has no written employment contract with the Company. His annual base salary is $240,000. Mr. Mears received a $100,000 sign-on bonus as well. In addition, Mr. Mears is eligible to participate in all of the plans and arrangements that are generally available to all of the Company’s salaried employees.

Michael J. Sykes. Mr. Sykes has no written employment contract with the Company. His annual base salary is $150,000. During 2011, Mr. Sykes also received commissions of $146,494 for his work in the Company’s special assets division. As a member of the special assets division, Mr. Sykes participated in the Special Assets Division 2011 Proposed Incentive Plan. Under this plan, Mr. Sykes was eligible for and received commissions on the resolution of non-performing assets equal to 0.75% of qualifying resolutions. Mr. Sykes is no longer a member of the special assets division, and therefore, no longer participates in this or similar plans though he may receive commission under the plan on non-performing assets that began the resolution process and were still in process before he left the division. In addition, Mr. Sykes is eligible to participate in all of the plans and arrangements that are generally available to all of the Company’s salaried employees.

Robert J. Bloxom. Mr. Bloxom previously entered into a five-year employment contract with Shore Bank in 2008, which includes payment of a severance amount in the event of a change-in-control of the Company, which may be paid unless the Treasury Department or other government agency issues guidance that would prohibit such payments, such as EESA and ARRA. If permitted by law, the severance amount will be equivalent to 2.99 times his annual salary payable over a sixty-month period. Mr. Bloxom’s annual salary in 2011 was $275,000. Mr. Bloxom’s employment contract will renew in five-year increments. In addition, Mr. Bloxom is eligible to participate in all of the plans and arrangements that are generally available to all of the Company’s salaried employees.

Incentive Arrangement: In order to focus our executive officers’ attention on the profitability of the organization as a whole, we have historically paid cash incentives based upon our annual financial performance as measured by return on average assets. Given the operating losses experienced in 2010, a decision was reached that the Company would not pay bonuses to executive officers under this plan during 2011.

2011 Omnibus Stock Incentive Plan: We strongly encourage our employees to own stock in the Company. We feel that stock ownership among employees fosters loyalty and longevity and is an excellent method for aligning employee interests with the long-term goals of the organization and our shareholders. To facilitate stock ownership, the compensation committee of the Board of Directors adopted the 2011 Omnibus Stock Incentive Plan, which was approved by our shareholders on October 4, 2011. Amendments increasing the number of shares available for grant and raising the grant size limitations under the 2011 Omnibus Stock Incentive Plan were approved by our shareholders on June 25, 2012. The 2011 Omnibus Incentive Plan succeeds our 2006 Stock Incentive Plan and provides for the grant of up to 13,675,000 shares of our Common Stock as awards to employees of the Company and its related entities, members of the Board of Directors of the Company, and members of the board of directors of any of the Company’s related entities. Awards may be made in the form of options, stock appreciation rights, stock awards, stock units, and incentive awards. Each type of award under the plan is subject to different requirements and the awards may be conditioned by the performance of the officers and their contribution to the performance of the Company. The plan provides that no person shall be granted stock options or stock appreciation rights for more than 7,750,000 shares of Common Stock or stock awards or stock units of more than 3,875,000 shares of Common Stock during any calendar year. The plan also provides that no person may be granted incentive awards in any calendar year with a maximum possible payout of more than $1.5 million. During 2011, the Company granted no stock options, stock awards, or other incentive awards under this plan or under the 2006 Stock Incentive Plan it replaced.

Executive Savings Plan: We implemented an Executive Savings Plan with executive officers and certain other officers whereby an initial contribution of the officer’s salary made by the officer will be matched 100% each year by the Company as long as the officer’s employment with the Company continues and the officer is in good standing. This plan was terminated, effective September 30, 2010 and all remaining account balances were distributed on October 1, 2011.

Defined Contribution Plan: We provide defined contribution 401(k) plans at each of our subsidiary banks. The Company may also make an additional discretionary contribution to the plans. Participants are fully vested in their contributions and the Company’s match immediately and become fully vested in the Company’s discretionary contributions after three years of service.

Previously, Bank of Hampton Roads, Gateway, and Shore had separate plans, however, on April 1, 2011, the Company converted all plans into the Virginia Bankers Association Master Defined Contribution Plan for Hampton Roads Bankshares, Inc. (the “Plan”). Any employee of the Company, Bank of Hampton Roads, or Hampton Roads Investments, Inc. who is at least 21 years of age and has at least three months of service is eligible to participate in the Plan. Additionally, any employee of Shore Bank who is at least 18 years old and has at least three months of service prior to April 1, 2011 is eligible to participate in the Plan. Participants may contribute up to 98% of their covered compensation, subject to statutory limitations, and the Company will make matching contributions of 100% of the first 3% of pay and 50% for the next 2% of pay. The Company may also make additional discretionary contributions to the Plan. Participants are fully vested in their contributions and the Company’s match immediately and become fully vested in the Company’s discretionary contributions after three years of service.

Supplemental Retirement Agreement: The Company has entered into Supplemental Retirement Agreements with several key officers, including Mr. Glenn. The details of his agreements are discussed above.

Risk Assessment

We reviewed our compensation programs and policies for all employees and determined that they do not encourage employees to expose the Company to imprudent risks and are not reasonably likely to have a material adverse effect on the Company. We believe our compensation programs are designed with the appropriate balance of risk and reward in relation to our Company’s overall business strategy. In addition, our executive compensation programs did not provide for the payment of performance-based bonuses in 2011, which significantly reduces the amount of excessive risk-taking that our compensation programs might impose.

2011 Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and included in this proxy statement related to its 2012 Annual Meeting of Shareholders and discussed it with the Company’s management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and the Company’s Proxy Statement.

During 2011, the Company participated in the TARP established by the Treasury under the EESA as a result of its prior sale of preferred stock to the Treasury and subsequent exchange and conversion of preferred stock into Common Stock of the Company.

As required by the TARP and by the ARRA, the Compensation Committee reviewed the terms of each senior executive officer and employee compensation plan with the Company’s senior risk officer. This process included the review of all applicable senior executive officer and employee contracts, including salary, annual incentives, and long-term incentives and performance measurements.

As required by ARRA, a number of changes were made to our executive compensation program. The changes include:

•	Performance-based bonuses and other incentive payments to the five most highly compensated employees, as well as all other employees, were not made during 2010 and 2011

•	The change of control agreements previously applicable to senior executive officers, the next five most highly compensated employees, and all other employees were suspended during fiscal 2011

In addition, the Company has required that bonus payments to senior executive officers or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

The purpose of the review was to identify any features of the compensation plans that could encourage the Company’s executive officers to take unnecessary and excessive risks or encourage the Company’s employees to manipulate reported earnings to enhance compensation. The Committee believes that the compensation plans do not encourage the senior executive officers to take unnecessary or excessive risks that threaten the value of the Company or encourage the manipulation of reported earnings because such plans currently do not contain performance-based compensation elements. In addition, to ensure compliance with relevant laws associated with the receipt of TARP and to limit potential risks posed by its compensation plans, the Company suspended all incentives, with the exclusion of base salaries.

The Compensation Committee certifies that it has reviewed with the senior risk officer the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. The Compensation Committee further certifies that it has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and the Company has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Patrick E. Corbin

Henry P. Custis, Jr.

Robert B. Goldstein

Hal F. Goltz

W. Lewis Witt

Summary Compensation Table

The following table shows the compensation of our principal executive officers and principal financial officers during 2011, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officers) during the year. References throughout this proxy statement to our “Named Executive Officers” or “named executives” refer to each of the individuals named in the table below.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (S)(a)		All Other Compensation ($)		Total ($)

Douglas J. Glenn, President and CEO(b)	2011 2010 2009	$433,173 404,167 400,000		— — —		— — —	— — —	— — —	$67,720 55,976 55,193	(c)	$44,300 59,942 75,302	(d)	$545,193 520,085 530,495

John A.B. Davies, Jr, Former President and CEO (e)	2011 2010 2009	383,572 500,000 242,628		— — 57,895		— — 123,750	— — —	— — —	— — —		88,537 78,197 11,913	(f)	472,109 578,197 436,186

Stephen P. Theobald, CFO	2011 2010	425,000 35,417	(g)	— —		— —	— —	— —	— —		4,797 269,785	(h)	429,797 305,202

W. Thomas Mears, President & CEO of Shore Bank	2011	210,000		100,000	(i)	—	—	—	—		23,600	(j)	333,600

Michael J. Sykes, Senior VP	2011	150,000		146,494	(i)	—	—	—	—		7,057	(k)	303,551

Robert J. Bloxom, Chief Risk Officer	2011	287,692		—		—	—	—	—		10,106	(l)	297,798

(a)	This column represents the change in the benefit obligation for Mr. Glenn’s Supplemental Retirement Agreement from the previous year to the current year. These amounts were expensed during the year and a liability was recorded on the Company’s balance sheet which represents the present value of the payments that will be made to Mr. Glenn under the Supplemental Retirement Agreement upon his retirement.
(b)	Mr. Glenn was named Interim President and Chief Executive Officer on August 18, 2011.

(c)	Under the executive savings plan, Mr. Glenn’s holdings decreased in value by $3,125.
(d)	This column includes $34,500 in board fees and $9,800 in 401(k) matching funds.
(e)	This amount represents part-year compensation due to Mr. Davies, who resigned as President and Chief Executive Officer of the Company effective August 12, 2011.
(f)	This column includes $23,333 in board fees, $11,250 in 401(k) matching funds, $2,329 for personal use of company car, $26,625 for consulting services performed after resignation as President and Chief Executive Officer, and $25,000 under his transition agreement in return for his agreement not to compete with the Company.
(g)	This amount represents part-year compensation paid to Mr. Theobald having joined the Company as Chief Financial Officer on December 1, 2011.
(h)	This column includes $4,797 in 401(k) matching funds.
(i)	Mr. Mears and Mr. Sykes were not subject to the TARP limitations on the payment of performance-based bonuses and other incentive payments during 2011. The bonus limitations will apply to Mr. Mears and Mr. Sykes in 2012.
(j)	This column includes $15,500 in board fees, $5,600 in 401(k) matching funds, and $2,500 for dues for the Greater Salisbury Committee.
(k)	This column includes $6,797 in 401(k) matching funds and $260 for dues for Hampton Roads Association for Commercial Real Estate.
(l)	This column includes $10,106 in 401(k) matching funds.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents outstanding stock option and non-vested stock awards as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Douglas J. Glenn	333 80 400	467 — —	$306.25 300.00 300.00	11/01/2017 12/31/2016 12/31/2016	80 — — —	$219.20 — — —
John A. B. Davies, Jr.	—	—	—	n/a	—	—
Stephen P. Theobald	—	—	—	n/a	—	—
W. Thomas Mears	—	—	—	n/a	—	—
Michael J. Sykes	—	—	—	n/a	—	—
Robert J. Bloxom	—	—	—	n/a	—	—

With the exception of the shares expiring on November 1, 2017, the above stock options are fully vested and have 10-year terms. The shares expiring on November 1, 2017 are vested over ten years so that 80 shares vest annually on November 1.

Option Exercises and Stock Vested Table

The following table presents the stock options exercised and the stock awards vested for the Named Executive Officers during 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Douglas J. Glenn	—	—	80	$335.20

John A. B. Davies, Jr.	—	—	—	—

Stephen P. Theobald	—	—	—	—

W. Thomas Mears	—	—	—	—

Michael J. Sykes	—	—	—	—

Robert J. Bloxom	—	—	—	—

Pension Benefits Table

The following table presents information related to the Supplemental Retirement Agreements for the Named Executive Officers as of and for the year ended December 31, 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Douglas J. Glenn	Supplemental Retirement Agreement	4	223,202	—

John A. B. Davies, Jr.	None	—	—	—

Stephen P. Theobald	None	—	—	—

W. Thomas Mears	None	—	—	—

Michael J. Sykes	None	—	—	—

Robert J. Bloxom	None	—	—	—

Mr. Glenn’s Supplemental Retirement Agreements is discussed in further detail in the Compensation Discussion and Analysis section of this proxy statement. The discount rate used to calculate the Present Value of Accumulated Benefit was 7% under the terms of the plan agreement.

Nonqualified Deferred Compensation Table

The following table presents information related to the Executive Savings Plan for the Named Executive Officers during 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)

Douglas J. Glenn	—	—	($3,125)	$1,814	—

John A. B. Davies, Jr.	—	—	—	—	—

Stephen P. Theobald	—	—	—	—	—

W. Thomas Mears	—	—	—	—	—

Michael J. Sykes	—	—	—	—	—

Robert J. Bloxom	—	—	—	—	—

The Executive Savings Plan was terminated on September 30, 2011 and the remaining balance was paid on October 1, 2011. The Executive Savings Plan is discussed in further detail in the Compensation Discussion and Analysis section of this proxy statement. The amounts disclosed above in the “Aggregate Earnings in Last Fiscal Year” columns were also included in the “All Other Compensation” column of the Summary Compensation Table above.

Potential Payments upon Termination or Change-in-Control

The table below shows the present value of estimated Company payments under the employment agreements, equity plans, and other non-qualified plans described above, upon a termination of employment, including the Company gross-up payments for excise tax on the parachute payments upon a change of control, for each of the Named Executive Officers. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the executive officer. All termination events are assumed to occur on December 31, 2011 and termination upon a change of control is assumed to be involuntary by the Company or its successor. Company payments to a terminated executive may be more or less than the amounts contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits. Mr. Davies resigned as President and Chief Executive Officer of the Company on August 12, 2011. In connection with that resignation, he entered into a Consulting Agreement and a Transition Agreement, both of which are discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement. The amounts shown for Mr. Davies’ Consulting Agreement and Transition Agreement below are the amounts actually due under the agreements to Mr. Davies, subject to the conditions and obligations applicable to such payments discussed above under Compensation Discussion and Analysis.

	Glenn(1)		Davies	Theobald	Mears	Sykes	Bloxom

CHANGE OF CONTROL
Employment Agreement	—		—	—	—	—	—	(2)(4)
Supplemental Retirement Agreement/Plan	—	(2)(3)	—	—	—	—	—
Fully vested prior to Change of Control	—		—	—	—	—	—
Additional vesting due to change in control	—		—	—	—	—	—
Employee Savings Plan	—		—	—	—	—	—
Restricted Stock	—	(2)(3)	—	—	—	—	—
Sub Total	—		—	—	—	—	—
Contractual Gross-Up for Excise Taxes	—		—	—	—	—	—
Company Payment Upon Change of Control	—		—	—	—	—	—

RETIREMENT	—		—	—	—	—	—

TERMINATION OF EMPLOYMENT BY EXECUTIVE WITH OR WITHOUT GOOD REASON	—		—	—	—	—	—

TERMINATION OF EMPLOYMENT BY BANK WITH OR WITHOUT CAUSE	—		—	—	—	—	—	(2)(5)

DEATH
Restricted Stock	$219		—	—	—	—	—
Employment Agreement	—		—	—	—	—	—
Supplemental Retirement Agreement	—		—	—	—	—	—
SERP	—		—	—	—	—	—
Executive Savings Plan	—		—	—	—	—	—
DEATH	$219		—	—	—	—	—

DISABILITY
Restricted Stock	$219		—	—	—	—	—
Employment Agreement	—		—	—	—	—	$137,500
Supplemental Retirement Agreement	—		—	—	—	—	—
SERP	—		—	—	—	—	—
Executive Savings Plan	—		—	—	—	—	—
DISABILITY	$219		—	—	—	—	$137,500

OTHER
Consulting Agreement	—		$473,375	—	—	—	—
Transition Agreement	—		85,000	—	—	—	—
DEATH	—		$558,375	—	—	—	—

(1)	All amounts reflect the Amended and Restated Employment Agreement among the Company, Bank of Hampton Roads, and Mr. Glenn entered into on February 13, 2012.
(2)	The TARP compensation limitations prohibit the Company from making “any payment” to the Named Executive Officers for departure from the Company for any reason, or paying any benefit upon a change-in-control, except for payments for services performed or benefits accrued. In addition, the Company is prohibited, under Section 18(k) of the Federal Deposit Insurance Act and 12 C.F.R. Part 359, from making any severance or indemnification payments to its employees for so long as Bank of Hampton Roads or the Company remain in troubled condition under applicable federal regulations. Both of these limitations exclude payments due to an employee on death or disability.
(3)	If the payment had not been prohibited by the regulations discussed in footnote 2 above, Mr. Glenn would have been entitled under his Supplemental Retirement Agreement to receive $600,000 and $700 in restricted stock would have vested if he was terminated by the Company following a change of control on December 31, 2011.
(4)	If the payment had not been prohibited by the regulations discussed in footnote 2 above, Mr. Bloxom would have been entitled under his Employment Agreement to receive $310,137.38 if he was terminated by the Company following a change of control on December 31, 2011.
(5)	If the payment had not been prohibited by the regulations discussed in footnote 2 above, Mr. Bloxom would have been entitled under his Employment Agreement to receive $137,500.00 if he was terminated by the Company without cause on December 31, 2011.

Director Compensation Table

The following table shows compensation paid to directors of the Company during 2011.

Name	Total Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Cash from Shore Bank ($)
Pat Corbin	$32,250	—	—	$32,250	$—
Henry P. Custis(1)	51,000	—	—	35,500	15,500
Douglas J. Glenn	34,500	—	—	20,000	14,500
Robert B. Goldstein	23,250	—	—	23,250	—
Hal F. Goltz(2)	—	—	—	—	—
William E. Paulette	29,458	—	—	29,458	—
Randal K. Quarles(3)	22,500	—	—	22,500	—
Billy G. Roughton	23,000	—	—	23,000	—
Jordan E. Slone(4)	21,083	—	—	21,083	—
W. Lewis Witt	29,250	—	—	29,250	—

(1)	Chairman of the Board for the Company.
(2)	Mr. Goltz does not receive fees in his capacity as a director of the Company, pursuant to Anchorage Capital Management’s policies.
(3)	Company directorship ended May 21, 2012.
(4)	Company directorship ended December 2, 2011.

During 2011, each director of the Company received a monthly director’s fee of $1,667 and $500 per committee meeting attended ($250 if attended by teleconference). Neither the Chairman of the Company’s Board nor any chairman of a board committee was otherwise compensated.

Certain of the Company’s directors also serve as directors of Shore Bank, a wholly-owned subsidiary of the Company. Each director of Shore Bank receives an annual retainer of $13,000 regardless of whether he attends meetings of the board plus $500 for each meeting attended, except for the chairman of the Shore Bank board, who receives an annual retainer of $22,000 plus $500 for each meeting attended. In addition, each director, excluding Mr. Glenn, is paid $250 for each board committee meeting attended. The Chair of the Investment, Asset/Liability Management and Compensation committees is paid $500 per meeting attended, and the Chair of the Audit Committee is compensated $700 per meeting, with other Audit Committee members receiving $350 per meeting attended.

In 2010, the Board of Directors adopted a director compensation program pursuant to which each director beginning in 2011 would receive an annual cash retainer of $20,000 and an annual grant of restricted stock units with a one-year vesting period and a value equal to the annual cash retainer. Due to the Company’s focus on other matters during 2011, the grant of restricted stock units was not distributed to eligible directors in 2011 or to date in 2012, however the Company expects that the restricted stock units for service in 2011 and 2012 will be distributed to current directors entitled to such restricted stock units in the near future.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Compensation Committee was an officer or employee of the Company during 2011. During 2011, none of our executive officers served as a member of a Compensation Committee of another entity, nor did any of our executive officers serve as a director of another entity whose executive officers served on our Compensation Committee. There are members of our Compensation Committee that have outstanding loans with Bank of Hampton Roads. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features. See “Certain Relationships and Related Transactions.”

PROPOSAL FOUR:

RATIFICATION OF ACCOUNTANTS

General

The Audit Committee has recommended and the board of directors has ratified the selection of KPMG, LLP (“KPMG”) as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012, and the board of directors desires that such appointment be ratified by our shareholders at the Annual Meeting. KPMG audited our consolidated financial statements for 2011 and 2010. Representatives of KPMG will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

A majority of the votes cast by holders of the Company’s Common Stock is required for the ratification of the appointment of the independent auditors.

Recent Change in Accountants

On October 7, 2010, the Company dismissed YHB as the Company’s independent registered public accounting firm and engaged KPMG as its new independent registered public accounting firm.

Except as noted in the paragraphs immediately below, YHB’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The audit report of YHB on the Company’s consolidated financial statements, as of, and for the fiscal year ended December 31, 2009 (as restated), contained explanatory paragraphs noting that such financial statements had been restated due to a misstatement and that substantial doubt existed about the Company’s ability to continue to operate as a going concern.

The audit report of YHB on the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2009, expressed an opinion that the Company had not maintained effective internal controls over financial reporting, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effect of a material weakness that culminated from multiple significant deficiencies identified in the Company’s internal controls over financial reporting (the “Material Weakness”). The areas in which these deficiencies existed are summarized as follows:

•	Inadequate controls over the accounting for income taxes. The Company lacked sufficient personnel with adequate technical skills related to accounting for income taxes.

•	In connection with the inadequate controls over accounting for income taxes, the Company has restated the 2009 financial statements to correct an error involving a reserve against deferred tax assets.

•

Ineffective controls over the accounting for certain loan transactions. Specifically, the Company lacked adequate controls over accounting for loans or partial loans sold to other institutions and accounting for payments and accrual of interest on nonaccrual loans.

•

Ineffective controls and procedures related to certain information technology applications and general computer controls. The Company did not maintain adequate controls to prevent unauthorized access to certain programs and data, and provide for periodic review and monitoring of access including analysis of segregation of duties conflicts.

•

Weaknesses within the area of Human Resources were identified including inadequate controls over access to payroll data and a lack of procedures to review payroll changes and reconcile payroll data to supporting documentation.

During the Company’s fiscal years ended December 31, 2009 and 2008 and through the current date, the Company is not aware of any disagreements with YHB on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to YHB’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s consolidated financial statements for the relevant year.

During the Company’s fiscal years ended December 31, 2009 and 2008 and through the current date there were no reportable events (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

On October 7, 2010, following a comprehensive search process initiated by the Company, the Audit Committee of the Board of Directors of the Company appointed KPMG as the Company’s independent registered public accounting firm. The change in auditors was recommended by the Audit Committee.

During the Company’s fiscal years ended December 31, 2009 and 2008 and through the current date, neither the Company, nor anyone on behalf of the Company, consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by KPMG to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or a financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

Fees of Independent Public Accountants

Amounts paid to KPMG, LLP (“KPMG”) and Yount Hyde & Barbour, P.C. (“YHB”) for work performed in 2011 and 2010 appear below:

	KPMG(1)			YHB
	2011	2010		2011	2010
Audit fees (2)	$439,000	$467,693		$12,350	$259,771
Audit-related fees	131,500	30,604	(3)	158,978-	108,365	(4)
Tax fees	428,820	401,474		—	17,820
All other fees	49,000	—		315	13,379	(3)

(1)	On October 7, 2010, the Audit Committee of the Board of Directors of the Company appointed KPMG as the Company’s independent registered public accounting firm. Therefore, although KPMG conducted the year end audit of the Company’s 2010 financial statements, YHB performed a review of its Form 10-Qs for the first three quarters of 2010.
(2)	Fees for financial statement audit, including audit of internal control over financial reporting and interim reviews.
(3)	Fees for Goodwill impairment testing, SEC comment letter, and capital raise efforts and related S-3.
(4)	Fees for SEC comment letter, capital raise efforts and related S-3, and 401(k) plan audits.

As stated in the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided by the firm of independent auditors. During 2011, the Audit Committee pre-approved 100% of services provided by KPMG. The Audit Committee has considered the provisions of these services by KPMG and has determined that the services are compatible with maintaining KMPG’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG

PROPOSAL FIVE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Reinvestment and Recovery Act (“ARRA”) into law. ARRA includes a provision, commonly referred to as “Say-on-Pay,” that requires any recipient of funds in TARP to permit a separate shareholder vote to approve the compensation of executives, as disclosed under the compensation disclosure rules of the SEC.

In order to comply with ARRA as a recipient of TARP funds, the Board of Directors is providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in this Proxy Statement under the rules of the Securities and Exchange Commission.”

Vote Required

Non-binding approval of the Company’s executive compensation program would require that a majority of the shares present or represented at the Annual Meeting vote in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast, and therefore, will not affect the determination as to whether the Company’s executive compensation program as disclosed in this Proxy Statement is approved.

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors, or create or imply any additional fiduciary duty by the Board of Directors. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF

THE COMPANY’S EXECUTIVE COMPENSATION

OTHER MATTERS

The board of directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by a shareholder’s proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

SHAREHOLDER PROPOSALS

The next Annual Meeting of Shareholders will be held by the Company on or about June 26, 2013. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s Proxy Statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than March 28, 2013. All such proposals and notifications should be sent to Attn: Thomas B. Dix, III, Secretary at Hampton Roads Bankshares, Inc. 641 Lynnhaven Parkway, Virginia Beach, VA 23452.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors for election. Such nominations require written notice delivered to the Secretary of the Company at our principal executive office not later than (i) 45 days before the date on which we first mailed proxy materials for the prior year’s annual meeting of shareholders or (ii) in the case of special meetings, at the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. However, under our Bylaws if the date for the annual meeting has changed more than 30 days from the prior year, then the notice must be received at a reasonable time before the Company mails its proxy materials. The written notice must provide certain information and representations regarding both the nominee and the shareholder making the nomination and a written consent of the nominee to be named in a Proxy Statement as a nominee and to serve as a director if elected. Any shareholder may obtain a copy of the Bylaws, without charge, upon written request to the Chief Executive Officer of the Company. Based upon an anticipated mailing date of May 17, 2013 for the 2013 Proxy, the Company must receive proper notice of any such shareholder nomination no later than April 2, 2013.

GENERAL

Our 2011 Annual Report to Shareholders accompanies this Proxy Statement. Upon written request, we will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, without charge. Please direct written requests for a copy of the Form 10-K to: Attn: Thomas B. Dix, III, Secretary, Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, VA 23452.

BY ORDER OF THE BOARD OF DIRECTORS OF THE COMPANY

Thomas B. Dix, III, Secretary

Norfolk, Virginia

November 26, 2012

Appendix A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HAMPTON ROADS BANKSHARES, INC.

(As electronically amended and restated, effective June 25, 2012)

ARTICLE I

NAME

The name of the Corporation is:

Hampton Roads Bankshares, Inc.

ARTICLE II

PURPOSE

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act (the “VSCA”).

ARTICLE III

CAPITAL STOCK

(a) The Corporation shall have the authority to issue 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, no par value.

(i) As of 11:59 p.m. on April 27, 2011 (the “Effective Time”), a reverse stock split (“Reverse Stock Split”) will occur, a result of which each twenty five (25) shares of issued and outstanding Common Stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation’s Common Stock (“New Common Stock”). The Corporation will not issue fractional shares. The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number. From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provisions hereof.

(b) Except as otherwise provided herein, the Board of Directors, by adoption of Articles of Amendment, may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any share thereof. The Preferred Stock of all series shall have the preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series in the same class. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(c) Pursuant to the provisions of these Articles of Incorporation and applicable law, 23,266 shares of Preferred Stock, no par value, of the Corporation be and hereby are designated as “Series A Convertible Preferred Stock”, and the number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

(i) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 23,266.

(ii) Ranking. The Series A Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, rank (i) pari passu to the Series B Preferred Stock (as defined below), (ii) except to the extent otherwise provided in its description, pari passu with any other series of Preferred Stock and (iii) senior and prior in right to the Common Stock.

(iii) Dividends. The holders of Series A Preferred Stock are not entitled to receive any dividends from the Corporation.

(iv) Liquidation. In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Corporate Event”), the holders of the Corporation’s Series A Preferred Stock, without preference or priority as between such shares or other series of Preferred Stock and on a pari passu basis with the Series B Preferred Stock, shall be entitled to receive from assets available for distribution to shareholders, for each such share held, a sum equal to $100.00 plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid. Such distribution shall be considered full payment to the holders of Series A Preferred Stock, and such holders shall not participate with the holders of any other class or series of the Corporation’s capital stock in the distribution of any additional assets of the Corporation.

(v) Voting. Shares of Series A Preferred Stock shall be non-voting shares, and holders of Series A Preferred Stock shall have no right to vote on matters submitted to a vote of the Corporation’s shareholders (including any right to a class or series vote as may be contemplated by the VSCA).

(vi) Redemption. After January 1, 2009, the Corporation shall have the right and option to redeem all or a portion of the outstanding shares of Series A Preferred Stock at the rate of $100.00 for each one whole share of Series A Preferred Stock. In the case of a redemption of less than all of the then outstanding shares of Series A Preferred Stock, the shares will be redeemed proportionately in such manner as its Board of Directors, at its sole discretion, considers reasonable and appropriate and, when made, the Board of Directors’ determination shall be final, conclusive and binding on all persons, including, without limitation, the Corporation and the holders of Series A Preferred Stock.

(vii) Conversion Rights.

(A) The holders of the Series A Preferred Stock shall not be entitled to any right to convert voluntarily their shares of Series A Preferred Stock into shares of the Corporation’s Common Stock.

(B) On or after the first business day following the First Closing (as defined in the Second Amended and Restated Investment Agreement, dated as of August 11, 2010, by and among the Corporation, Carlyle Global Financial Services Partners, L.P. and ACMO-HR, L.L.C., as may be amended (the “Investment Agreement”)), the Corporation shall have the right, but not the obligation, to convert in whole but not in part (the “Series A Corporation Conversion Right”) each outstanding share of Series A Preferred Stock into 375 shares of Common Stock, such First Closing to be announced by means of a press release disseminated for publication and publicly filed by the Corporation with the Securities and Exchange Commission.

(C) To exercise a Series A Corporation Conversion Right, the Corporation shall deliver to each holder of record of Series A Preferred Stock an irrevocable written notice (a “Series A Corporation Conversion Notice”) indicating the effective date of the conversion, which date shall be no less than five business days and no more than ten business days after the date of such written notice (the “Series A Corporation Conversion Date”). On the Series A Corporation Conversion Date, all outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation (or to an agent designated by the Corporation), and certificates, if any, previously representing shares of Series A Preferred Stock shall represent only shares of Common Stock into which the shares of Series A Preferred Stock previously represented thereby have been converted pursuant hereto. Upon the occurrence of the conversion of the Series A Preferred Stock pursuant to this Article III(c)(vii), each holder of shares of Series A Preferred Stock shall surrender the certificates of Preferred Stock, if any, representing such holder’s shares to the Corporation, and, as promptly as practicable after receipt thereof, the Corporation shall deliver (or cause an agent designated by the Corporation to deliver) the shares of Common Stock issuable upon such conversion to such holder.

(D) The person or persons entitled to receive the shares of Common Stock issuable upon conversion of the Series A Preferred Stock effected by the Corporation’s exercise of the Series A Corporation Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Series A Corporation Conversion Date.

(E) No fractional shares of Common Stock shall be issued to any holder of shares of Series A Convertible Stock upon conversion of any shares of the Series A Preferred Stock, and any fractional shares that otherwise would be deliverable to any holder upon such conversion (after taking into account all shares of Series A Preferred Stock held by such holder) will instead be rounded upwards to the nearest whole common share.

(F) All Common Stock, which may be issued upon conversion of the Series A Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(d) Pursuant to the provisions of these Articles of Incorporation and applicable law, 37,550 shares of Preferred Stock, no par value, of the Corporation be and hereby are designated as “Series B Convertible Perpetual Preferred Stock”, and the number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

(i) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series B Convertible Perpetual Preferred Stock” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 37,550.

(ii) Ranking. The Series B Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, rank (i) pari passu to the Series A Preferred Stock, (ii) except to the extent otherwise provided in its description, pari passu with any other series of Preferred Stock and (iii) senior and prior in right to the Common Stock.

(iii) Dividends. The holders of Series B Preferred Stock are not entitled to receive any dividends from the Corporation.

(iv) Liquidation. In the event of a Corporate Event, the holders of the Corporation’s Series B Preferred Stock, without preference or priority as between such shares or other series of Preferred Stock and on a pari passu basis with the Series A Preferred Stock, shall be entitled to receive from assets available for distribution to shareholders, for each such share held, a sum equal to $100.00 plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid. Such distribution shall be considered full payment to the holders of Series B Preferred Stock, and such holders shall not participate with the holders of any other class or series of the Corporation’s capital stock in the distribution of any additional assets of the Corporation.

(v) Voting. Shares of Series B Preferred Stock shall be non-voting shares, and holders of Series B Preferred Stock shall have no right to vote on matters submitted to a vote of the Corporation’s shareholders (including any right to a class or series vote as may be contemplated by the VSCA).

(vi) Redemption. After October 1, 2009, the Corporation shall have the right and option to redeem all or a portion of the outstanding shares of Series B Preferred Stock at the rate of $100.00 for each whole share of Series B Preferred Stock, subject to the prior approval of the Board of Governors of the Federal Reserve System, if necessary. In the case of a redemption of less than all of the then outstanding shares of Series B Preferred Stock, the shares will be redeemed proportionately in such manner as its Board of Directors, at its sole discretion, considers reasonable and appropriate and, when made, the Board of Directors’ determination shall be final, conclusive and binding on all persons, including, without limitation, the Corporation and the holders of Series B Preferred Stock.

(vii) Conversion Rights.

(A) The holders of the Series B Preferred Stock shall not be entitled to any right to convert voluntarily their shares of Series B Preferred Stock into shares of the Corporation’s Common Stock.

(B) On or after the first business day following the First Closing (as defined in the Investment Agreement, the Corporation shall have the right, but not the obligation, to convert in whole but not in part (the “Series B Corporation Conversion Right”) each outstanding share of Series B Preferred Stock into 375 shares of Common Stock, such First Closing to be announced by means of a press release disseminated for publication and publicly filed by the Corporation with the Securities and Exchange Commission.

(C) To exercise a Series B Corporation Conversion Right, the Corporation shall deliver to each holder of record of Series B Preferred Stock an irrevocable written notice (a “Series B Corporation Conversion Notice”) indicating the effective date of the conversion, which date shall be no less than five business days and no more than ten business days after the date of such written notice (the “Series B Corporation Conversion Date”). On the Series B Corporation Conversion Date, all outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation (or to an agent designated by the Corporation), and certificates, if any, previously representing shares of Series B Preferred Stock shall represent only shares of Common Stock into which the shares of Series B Preferred Stock previously represented thereby have been converted pursuant hereto. Upon the occurrence of the conversion of the Series B Preferred Stock pursuant to this Article III(d)(vii), each holder of shares of Series B Preferred Stock shall surrender the certificates of Preferred Stock, if any, representing such holder’s shares to the Corporation, and, as promptly as practicable after receipt thereof, the Corporation shall deliver (or cause an agent designated by the Corporation to deliver) the shares of Common Stock issuable upon such conversion to such holder.

(D) The person or persons entitled to receive the shares of Common Stock issuable upon conversion of the Series B Preferred Stock effected by the Corporation’s exercise of the Corporation Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Series B Corporation Conversion Date.

(E) No fractional shares of Common Stock shall be issued to any holder of shares of Series B Convertible Stock upon conversion of any shares of the Series B Preferred Stock, and any fractional shares that otherwise would be deliverable to any holder upon such conversion (after taking into account all shares of Series B Preferred Stock held by such holder) will instead be rounded upwards to the nearest whole common share.

(F) All Common Stock, which may be issued upon conversion of the Series B Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(e) Fixed Rate Cumulative Perpetual Preferred Stock, Series C

(i) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”). The authorized number of shares of Series C Preferred Stock shall be 80,347.

(ii) Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

(iii) Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:

(A) “Common Stock” means the common stock, par value $0.625 per share, of the Corporation.

(B) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(C) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Series C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(D) “Liquidation Amount” means $1,000 per share of Series C Preferred Stock.

(E) “Minimum Amount” means $20,086,750.

(F) “Parity Stock” means any class or series of stock of the Corporation (other than Series C Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Series C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s Series A Preferred Stock and Series B Preferred Stock.

(G) “Signing Date” means the Original Issue Date.

(iv) Certain Voting Matters. Holders of shares of Series C Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series C Preferred Stock are entitled to vote, including any action by written consent.

(e) Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C-1

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C-1” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 80,347.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule B attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule B hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.625 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Exchange Value” means, for each share of Designated Preferred Stock, an amount equal to $260.

(d) “Exchange Agreement” means the Exchange Agreement, dated as of August 12, 2010, as amended from time to time, between the Company and the United States Department of the Treasury, including all annexes and schedules thereto.

(e) “Initial Conversion Price” means, for each share of Designated Preferred Stock, an amount equal to $0.40.

(f) “Initial Quarterly Dividend” means $0.11.

(g) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation. For purposes of clarification, the junior subordinated debentures issued by the Corporation in connection with trust preferred securities issued by certain subsidiaries of the Corporation shall not be deemed to be Junior Stock.

(h) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(i) “Mandatory Conversion Date” means the seventh anniversary of the Original Issue Date.

(j) “Minimum Amount” means $20,086,750.

(k) “Other Preferred Stock” has the meaning set forth in Section 7(b)(ii).

(l) “Other Preferred Stock Conversion” has the meaning set forth in Section 7(b)(ii).

(m) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series shall rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s Series A Preferred Stock and Series B Preferred Stock. For purposes of clarification, the junior subordinated debentures issued by the Corporation in connection with trust preferred securities issued by certain subsidiaries of the Corporation shall not be deemed to be Parity Stock.

(n) “Signing Date” means August 12, 2010.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock shall be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ARTICLE IV

REGISTERED OFFICE AND REGISTERED AGENT

The post office address of the registered office shall be 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510 in the City of Norfolk. The registered agent shall be Douglas J. Glenn, who is a resident of Virginia and a director of the Company, and whose business address is the same as the address of the registered office.

ARTICLE V

NO PREEMPTIVE RIGHTS

Except as otherwise set forth in the terms, preferences and rights of any class of series of shares of Preferred Stock hereafter authorized and issued pursuant to Article III(b) of these Articles of Incorporation, no holder of any shares of any class of the Corporation shall have any preemptive of preferential right to purchase or subscribe to (i) any shares of any class of the Corporation whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase such shares.

ARTICLE VIV

LIMIT ON LIABILITY AND INDEMNIFICATION

(a) To the full extent that the VSCA, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

(b) To the full extent permitted and in the manner prescribed by the VSCA and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

(c) Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE VIIVI

BOARD OF DIRECTORS

(a) Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, subject to any requirement of action by the Corporation’s shareholders under the VSCA, these Articles of Incorporation or the Corporation’s Bylaws, as each may be amended from time to time. The Board of Directors shall consist of not less than eight (8) nor more than twenty-four (24) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

(b) Classified Board of Directors. The Board of Directors shall be divided into three classes, Class A, Class B and Class C, as nearly equal in number as possible. Directors of the first class (Class A) shall be elected to hold office for a term expiring at the 2002 annual meeting of shareholders, directors of the second class (Class B) shall be elected to hold office for a term expiring at the 2003 annual meeting of shareholders, and directors of the third class (Class C) shall be elected to hold office for a term expiring at the 2004 annual meeting of shareholders. Beginning with the 2002 annual meeting of shareholders, the successors to the class ofElection of Directors. At each annual meeting of shareholders, successors to the directors whose terms shall then expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of the shareholders. When and if the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.of one (1) year.

(c) Removal of Directors by Shareholders. Any director elected by the holders of the Corporation’s Common Stock may only be removed by shareholders for cause. For purposes of this Article VIIVI(c), the term “cause” shall mean engaging in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

ARTICLE VIIIVII

Any (a) amendment to the Corporation’s Articles of Incorporation, (b) plan of merger or exchange, (c) transaction involving the sale of all substantially all of the Corporation’s assets other than in the regular course of business and (d) plan of dissolution shall be so approved upon the vote of a majority of all votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, and shall not require any greater or other shareholder vote that would otherwise apply under the Virginia Stock Corporation Act in absence of this provision. However, nothing in this Article VIII shall require a vote of the shareholders to approve any action in circumstances where the Virginia Stock Corporation Act permits the Board of Directors to take action without a shareholder vote.

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock. The Series C Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Series C Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Series C Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s shareholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Series C Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, as amended and/or restated from time to time.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Series C Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series C Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Series C Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Series C Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Series C Preferred Stock shall be entitled to receive, on each share of Series C Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Series C Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Series C Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Series C Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Series C Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series C Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series C Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series C Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Series C Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Series C Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series C Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Series C Preferred Stock and any shares of Parity Stock, all dividends declared on Series C Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series C Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Series C Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Series C Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series C Preferred Stock shall be entitled to receive for each share of Series C Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Series C Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series C Preferred Stock as to such distribution, holders of Series C Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series C Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Series C Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount)

(regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Series C Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred Stock will have no right to require redemption or repurchase of any shares of Series C Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Notwithstanding the foregoing, if shares of Series C Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Series C Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series C Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series C Preferred Stock).

Section 6. Conversion. Holders of Series C Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Series C Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Series C Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series C Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Series C Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Series C Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Series C Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Series C Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Series C Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Series C Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Series C Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series C Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series C Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series C Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Series C Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series C Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Series C Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series C Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series C Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series C Preferred Stock may deem and treat the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Series C Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series C Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Series C Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Schedule B

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

(b) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after December 31, 2013, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after December 31, 2013, 9% per annum.

(c) “Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Corporation and one by the Original Designated Preferred Stockholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Corporation and the Original Designated Preferred Stockholder; otherwise, the average of all three determinations shall be binding upon the Corporation and the Original Designated Preferred Stockholder. The costs of conducting any Appraisal Procedure shall be borne by the Corporation.

(d) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(e) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(f) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(g) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(h) “Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

(i) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(j) “Change of Control” means the occurrence of one of the following:

(i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Capital Stock of the Corporation that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body); or

(ii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

(k) “Change of Control Effective Date” has the meaning set forth in Section 10(a).

(l) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(m) “Common Stock Issuance” has the meaning set forth in Section 11(d).

(n) “Common Stock Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of Common Stock (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to the Signing Date).

(o) “Company Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of the Corporation and its consolidated subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include: (i) the effects of (A) changes after the date of the filing of the Certificate of Designations in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries or geographic areas in which the Corporation and its subsidiaries operate, (B) changes or proposed changes after the date of the filing of the Certificate of Designations in United States generally accepted accounting principles or regulatory accounting requirements, or authoritative interpretations thereof, (C) changes or proposed changes after June 30, 2010 in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (A), (B) and (C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Corporation and its consolidated subsidiaries taken as a whole relative to comparable U.S. banking or financial services organizations), (D) changes in the market price or trading volume of the Common Stock or any other equity, equity-related or debt securities of the Corporation or its consolidated subsidiaries (it being understood and agreed that the exception set forth in this clause (D) does not apply to the underlying reason giving rise to or contributing to any such change); (E) actions or omissions of the Corporation or any Corporation Subsidiary expressly required by the terms of the Exchange Agreement, or (ii) the occurrence of those circumstances described in Schedule B to the Exchange Agreement.

(p) “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Original Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such new director’s nomination or election.

(q) “Conversion Date” means any date on which shares of Designated Preferred Stock are converted as set forth in this Certificate of Designations.

(r) “Conversion Price” means the Initial Conversion Price, subject to adjustment as set forth in Section 11 of this Certificate of Designations.

(s) “Conversion Rate” means for each share of Designated Preferred Stock, the Exchange Value divided by the Conversion Price, subject to adjustment as set forth in Section 11 of this Certificate of Designations.

(t) “Convertible Securities” has the meaning set forth in Section 11(c).

(u) “Depositary” means The Depository Trust Company or its nominee or any successor depositary appointed by the Corporation.

(v) “Dividend Period” has the meaning set forth in Section 3(a).

(w) “Dividend Record Date” has the meaning set forth in Section 3(a).

(x) “Early Conversion” has the meaning set forth in Section 7(a).

(y) “Early Conversion Date” has the meaning set forth in Section 7(c).

(z) “Equity Investor” has the meaning set forth in Section 7(b)(iii).

(aa) “Equity Raise” has the meaning set forth in Section 7(b)(iii).

(bb) “Equity Raise Issuance” has the meaning set forth in Section 11(c).

(cc) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(dd) “Ex-Dividend Date” means, in respect of a dividend or distribution to holders of Common Stock, the first date on which a sale of the Common Stock does not automatically transfer the right to receive the relevant dividend or distribution from the seller of the Common Stock to its buyer.

(ee) “Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. For so long as the Original Designated Preferred Stockholder holds the Designated Preferred Stock or any portion thereof, it may object in writing to the Board of Directors’ calculation of fair market value within 10 days of receipt of written notice thereof. If the Original Designated Preferred Stockholder and the Corporation are unable to agree on fair market value during the 10-day period following the delivery of the Original Designated Preferred Stockholder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Original Designated Preferred Stockholder’s objection.

(ff) “Governmental Entities” means all United States and other governmental, regulatory or judicial authorities.

(gg) “Liquidation Preference” has the meaning set forth in Section 4(a).

(hh) “Market Price” means, with respect to the Common Stock, on any given date, the average VWAP for the 5 consecutive Trading Day-period ending on the Trading Day immediately preceding such given date. “Market Price” shall be determined without reference to after hours or extended hours trading. If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be (i) in the event that any portion of the Designated Preferred Stock is held by the Original Designated Preferred Stockholder, the fair market value per share of the Common Stock as determined in good faith by the Original Designated Preferred Stockholder or (ii) in all other circumstances, the fair market value per share of the Common Stock as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Corporation for this purpose and certified in a resolution to the holder(s) of Designated Preferred Stock. For the purposes of determining the Market Price of the Common Stock on the “Trading Day” preceding, on or following the occurrence of an event, (i) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the NYSE or, if trading is closed at an earlier time, such earlier time and (ii) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing time).

(ii) “NASDAQ” means NASDAQ Stock Market LLC.

(jj) “NYSE” means the New York Stock Exchange.

(kk) “Ordinary Cash Dividends” means a regular quarterly cash dividend on shares of Common Stock out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles in effect from time to time), provided that Ordinary Cash Dividends shall not include any cash dividends paid subsequent to the Original Issue Date to the extent the aggregate per share dividends paid on the outstanding Common Stock in any quarter exceed the Initial Quarterly Dividend, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(ll) “Original Designated Preferred Stockholder” means the United States Department of the Treasury and any successor or assign that is an Affiliate of the United States Department of the Treasury. Any actions specified to be taken by the Original Designated Preferred Stockholder hereunder may only be taken by such Person and not by any other holder of Designated Preferred Stock.

(mm) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(nn) “Permitted Transactions” has the meaning set forth in Section 11(d).

(oo) “Per Share Fair Market Value” has the meaning set forth in Section 11(e).

(pp) “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(qq) “Preferred Director” has the meaning set forth in Section 13(b).

(rr) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(ss) “Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Stock, in the case of both (A) or (B), whether for cash, shares of Capital Stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while the Designated Preferred Stock is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares of Common Stock for purchase or exchange by the Corporation under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

(tt) “Regulatory Approvals” with respect to the holder of the Designated Preferred Stock, means, to the extent applicable and required to permit the conversion of the Designated Preferred Stock for Shares and to own such Shares without such holder being in violation of any applicable law, rule or regulation, including, without limitation, the Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978, as amended, and the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable laws and the rules and regulations thereunder.

(uu) “Regulatory Event” means, with respect to the Corporation, that (i) the Federal Deposit Insurance Corporation or any other governmental authority shall be appointed as conservator or receiver for the Corporation; (ii) the Corporation shall have been considered in “troubled condition” for the purposes of 12 U.S.C. Sec. 1831i or any regulation promulgated thereunder; (iii) the Corporation shall qualify as “Undercapitalized,” “Significantly Undercapitalized,” or “Critically Undercapitalized” as those terms are defined in 12 C.F.R. Sec, 208.43; or (iv) the Corporation shall have become subject to any formal or informal regulatory action requiring the Corporation to materially improve its capital, liquidity or safety and soundness.

(vv) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(ww) “Shares” means the shares of the Corporation’s Common Stock issuable upon conversion of the Designated Preferred Stock.

(xx) “Special Distribution” means a distribution on the Common Stock of:

(i) rights, options or warrants (other than pursuant to a shareholder rights plan) entitling holders of Common Stock to purchase, for a period of 45 calendar days or less, shares of Common Stock at a price less than the average Market Price of the Common Stock for the 10 consecutive Trading Days immediately preceding the declaration date for such distribution; or

(ii) cash or other assets, debt securities or rights to purchase the Corporation’s securities (other than pursuant to a shareholder rights plan or a dividend or distribution on the Common Stock in shares of Common Stock), which distribution has a per share value as determined by the Board of Directors exceeding 10% of the Market Price of the Common Stock on the Trading Day preceding the declaration date for such distribution.

(yy) “Specified Corporate Transaction” has the meaning set forth in Section 9(a).

(zz) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(aaa) [Reserved.]

(bbb) “Trading Day” means (A) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a Business Day or (B) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a Business Day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock.

(ccc) [Reserved.]

(ddd) “Valuation Date” has the meaning set forth in Section 11(d).

(eee) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 13(a) and 13(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

(fff) “VWAP” means the volume-weighted average trading price of a share of Common Stock as reported by Bloomberg LP.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends (subject to Section 6(e) below) with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date shall be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of Capital Stock of the Corporation for resale pursuant to an offering by the Corporation of such Capital Stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other Persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding obligations entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation shall provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. The Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) (A) the Liquidation Amount per share or (B) if redeemed on or after the first Dividend Payment Date falling on or after the second anniversary of the Original Issue Date, the greater of (1) the Liquidation Amount per share and (2) the product of the Conversion Rate and the average of the Market Prices per share of Common Stock over the 20 consecutive Trading Day period beginning on the Trading Day after the notice of redemption is given as provided in Section 5(c) below and (ii) except as otherwise provided below, any accrued and unpaid dividends to, but excluding, the date fixed for redemption (including, if applicable, as provided in Section 3(a) above, dividends on such amount), regardless of whether any dividends are actually declared; provided that the aggregate redemption price of the Designated Preferred Stock redeemed pursuant to this paragraph may not exceed an amount equal to the sum of (x) any aggregate gross proceeds of not less than the Minimum Amount received by the Corporation from one or more Common Stock Offerings and (y) any net increase to the Corporation’s retained earnings after the Original Issue Date above the Corporation’s retained earnings reflected in its most recent publicly available balance sheet on or prior to the Original Issue Date; and provided further that the minimum number of shares of Designated Preferred Stock redeemed by the Corporation upon any such redemption shall be at least equal to the lesser of (x) all shares of Designated Preferred Stock then outstanding and (y) 25% of the number of shares of Designated Preferred Stock issued on the Original Issue Date.

The redemption price for any shares of Designated Preferred Stock shall be payable in cash on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock shall have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares of Designated Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days (or in the event of a redemption on or after the first Dividend Payment Date falling on or after the second anniversary of the Original Issue Date, at least 25 Trading Days) and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through the Depositary or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price (or the manner of calculation thereof); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed or converted, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in such notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares of Designated Preferred Stock called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share of Designated Preferred Stock so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all Designated Preferred Stock so called for redemption, all shares of Designated Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares of Designated Preferred Stock shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares of Designated Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price of such shares of Designated Preferred Stock.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. General Conversion Provisions.

(a) Conversion by Holders; Approvals. Holders of Designated Preferred Stock shall have the right, at their option, to convert, at any time and from time to time, all or any portion of the Designated Preferred Stock (but in no event less than one share of the Designated Preferred Stock), into a number of Shares equal to the product of the then-applicable Conversion Rate and the number of shares of Designated Preferred Stock surrendered for conversion in accordance with the terms and conditions of this Certificate of Designations (which, in the event of a Specified Corporate Transaction or a Change of Control, shall include the provisions of Sections 9 and 10, respectively); provided, however, notwithstanding anything in this Certificate of Designations to the contrary, holders of Designated Preferred Stock shall not be entitled to convert shares of Designated Preferred Stock until the converting holder has first received any applicable Regulatory Approvals; provided, further, notwithstanding anything in this Certificate of Designations to the contrary, the Designated Preferred Stock may not be converted until the Corporation shall first have obtained, to the extent required by applicable law or regulation or necessary in order to comply with any requirement of any securities exchange on which the Shares are listed or traded, all stockholder approvals required to effect the conversion and completed all other actions necessary to effect the conversion.

(b) Effectiveness of Conversion. If any notice of conversion has been duly given in accordance with the procedures set forth in Sections 7, 8, 9 and 10 below, then, effective immediately (notwithstanding that any certificate for any Designated Preferred Stock to be converted has not been surrendered for conversion) prior to 5:00 p.m.,

New York City time, on the applicable Conversion Date, holders of Designated Preferred Stock whose shares of Designated Preferred Stock are to be converted shall cease to have any rights to such shares of Designated Preferred Stock (including with respect to dividends) subject to the right of any such holders to receive any accrued and unpaid dividends to the Conversion Date on such shares of Designated Preferred Stock and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(c) No Rights as Holders of Common Stock Prior to Conversion. The person or persons entitled to receive the Shares issuable upon conversion shall be treated for all purposes as the record holder(s) of such Shares as of 5:00 p.m., New York City time, on the applicable Conversion Date notwithstanding that the stock transfer books of the Corporation may then be closed or certificates representing such Shares may not be actually delivered on such date, provided that in the event of a conversion pursuant to Section 9 or 10 below, the holder(s) of Designated Preferred Stock has complied with Section 9(c) or 10(c), respectively. No allowance or adjustment, except as set forth in Section 11, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such Conversion Date. Prior to the applicable Conversion Date, Shares issuable upon conversion of Designated Preferred Stock shall not be deemed outstanding for any purpose, and holders of Designated Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Designated Preferred Stock.

(d) Delivery of Shares and Cash. The Corporation shall deliver to the holders of Designated Preferred Stock that have been converted the Shares and any amount of cash to which such holders are entitled on or prior to the third Trading Day immediately following the applicable Conversion Date. If fewer than all the shares of Designated Preferred Stock represented by any certificate are converted, a new certificate shall be issued representing the unconverted shares of Designated Preferred Stock without charge to the holder thereof.

(e) Accrued and Unpaid Dividends. Upon a conversion of any shares of Designated Preferred Stock as set forth in Sections 6, 7, 8, 9 and 10, the holders of such shares shall receive all accrued and unpaid dividends on such shares in cash out of funds legally available therefor or, at the option of the Corporation, in substitute in whole or in part for such cash, in fully paid and nonassessable shares of Common Stock legally available for such purpose to, but excluding, the applicable Conversion Date. Accrued and unpaid dividends paid in shares of Common Stock shall be paid by delivering to each holder of Designated Preferred Stock entitled thereto a number of shares of Common Stock determined by dividing the total amount of the cash payment of accrued and unpaid dividends that would otherwise be payable to such holder (rounded to the nearest whole cent) by the Market Price on the second Trading Day preceding the applicable Conversion Date. The issuance of any such shares of Common Stock in such amount shall constitute full payment of all accrued and unpaid dividends that would otherwise have been payable. The Board of Directors of the Corporation shall determine the form of payment of accrued and unpaid dividends with respect to any conversion and such election shall be set forth in the applicable notice provided to holders of the Designated Preferred Stock by the Corporation as set forth in Sections 7, 8, 9 and 10 below.

(f) Dividends Accrued after Record Date. Any accrued and unpaid dividends payable on shares of Designated Preferred Stock to be converted on a Conversion Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder of record of such shares on such Dividend Record Date, but rather shall be paid to the holder of such shares on such Conversion Date.

(g) Notices by the Corporation. Every notice required to be given by the Corporation pursuant to Section 7, 8, 9 or 10 below shall be given by first class mail, postage prepaid, addressed to the holders of record of the Designated Preferred Stock at their respective last addresses appearing on the books of the Corporation and shall contain the information required by Section 7, 8, 9 or 10 hereof, as applicable. Any notice by the Corporation mailed within the time period specified in Section 7, 8, 9 or 10 below shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for conversion shall not affect the validity of the proceedings for the conversion of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through the Depositary or any other similar facility, any notice by the Corporation may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility.

(h) Conversion Procedures by Holder. To effect a conversion, a holder of the Designated Preferred Stock shall: (i) with respect to a conversion pursuant to Section 6, 9 or 10, complete and manually sign the conversion notice, if any, provided by the Corporation or, if applicable, the conversion agent appointed by the Corporation, or a facsimile of the conversion notice; (ii) with respect to a conversion pursuant to Section 6, 9 or 10, deliver the completed conversion notice, (iii) with respect to any conversion, deliver the certificated shares of Designated Preferred Stock to be converted to the Corporation or, if applicable, the conversion agent appointed by the Corporation; and (iv) with respect to any conversion, if required, furnish appropriate endorsements and transfer documents. If a holder’s interest is a beneficial interest in a global certificate representing the Designated Preferred Stock, a holder must comply with the Depositary’s procedures for converting a beneficial interest in a global security.

(i) Taxes and Duties. A holder of the Designated Preferred Stock shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Shares if such holder of the Designated Preferred Stock exercises its conversion rights, but such holder of the Designated Preferred Stock shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Shares in a name other than the name of such holder. A certificate representing Shares shall be issued and delivered only after all applicable taxes and duties, if any, payable by the holder of the Designated Preferred Stock have been paid in full.

(j) No Fractional Shares. No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Designated Preferred Stock or the payment of accrued and unpaid dividends on the Designated Preferred Stock in the form of Common Stock. In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion or payment of accrued and unpaid dividends, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to such fraction of a share of Common Stock multiplied by the Market Price on the second Trading Day immediately preceding the applicable Conversion Date or, in the event of any dividends arising under the Designated Preferred Stock paid in the form of Common Stock, the Dividend Payment Date (unless there are no legally available assets with which to make such cash payment, in which event such cash payment shall be made as soon as possible thereafter). If more than one share of the Designated Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof, including in respect of accrued and unpaid dividends, shall be computed on the basis of the aggregate number of shares of the Designated Preferred Stock so surrendered.

(k) Status of Shares Subject to Conversion. Shares of Designated Preferred Stock that are converted in accordance with Sections 6, 7, 8, 9 or 10 shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 7. Early Conversion.

(a) Conversion at the Option of the Corporation. Subject to Section 7(b), the Corporation shall have the right, at its option to convert, at any time and from time to time, all or any portion of the Designated Preferred Stock (but in no event less than one share of the Designated Preferred Stock), at any time prior to the date that is nine (9) months following the date of the Exchange Agreement (“Early Conversion”), into a number of Shares equal to the product of the then-applicable Conversion Rate and the number of shares of Designated Preferred Stock selected for conversion; provided, however, notwithstanding anything in this Certificate of Designations to the contrary, holders of Designated Preferred Stock shall not be entitled to convert shares of Designated Preferred Stock until the converting holder has first received any applicable Regulatory Approvals. In addition to the number of Shares issuable upon Early Conversion, the holders of shares of Designated Preferred Stock subject to Early Conversion shall have the right to receive (in cash or shares of Common Stock at the option of the Corporation in accordance with Section 6(e)) any accrued and unpaid dividends on such shares to, but excluding, the Early Conversion Date (including, if applicable, as provided in Section 3(a) above, dividends on such amount), regardless of whether any dividends are actually declared.

(b) Conditions to Early Conversion. The Corporation’s right of conversion set forth in Section 7(a) is subject to the fulfillment (or waiver by the Original Designated Preferred Stockholder with respect to items (ii), (iii), (iv) and (v) below) at or prior to the Early Conversion Date of each of the following conditions:

(i) the Corporation shall have requested and received from the Appropriate Federal Banking Agency all requisite approvals of the Early Conversion;

(ii) either (i) not less than 100% of the aggregate liquidation value (or liquidation preference as the case may be) of the outstanding shares of Series A Preferred Stock of the Corporation and Series B Preferred Stock of the Corporation (collectively, the “Other Preferred Stock”) shall have been exchanged for shares of Common Stock or (ii) (A) not less than 51% of the aggregate liquidation value (or liquidation preference as the case may be) of the outstanding shares of the Other Preferred Stock shall have been exchanged for shares of Common Stock and (B) the Preferred Stock Amendments (as defined in the Exchange Agreement) shall have been duly filed with the Commonwealth of Virginia State Corporation Commission and shall be in full force and effect (the satisfaction of either clause (i) or clause (ii) shall be referred to as the “Other Preferred Stock Conversion”); provided, however, that the terms of the Other Preferred Stock Conversion shall be acceptable to the Original Designated Preferred Shareholder in its sole discretion;

(iii) the Corporation shall have closed one or more transactions in which investors other than the Original Designated Preferred Stockholder (each, an “Equity Investor”) have collectively provided a minimum aggregate amount of $235 million in gross cash proceeds to the Corporation in exchange for Common Stock (each such investment by an Equity Investor, an “Equity Raise”); provided, however, that the terms of each such Equity Raise (other than the price per share of Common Stock issued by the Corporation in each such Equity Raise) shall be reasonably acceptable to the Original Designated Preferred Shareholder in its sole discretion;

(iv) the Corporation shall have made all applicable adjustments pursuant to Section 11 that are required to be made on or before the Early Conversion Date; and

(v) none of the following shall have occurred with respect to the Corporation or any of its subsidiaries:

(A) the Corporation or any of its subsidiaries shall have (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) become insolvent or unable to pay its debts or failed or admitted in writing its inability generally to pay its debts as they become due; (3) made a general assignment, arrangement or composition with or for the benefit of its creditors; (4) instituted or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition shall have been presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition shall have resulted in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; (5) had a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) sought or shall have become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) had a secured party take possession of all or substantially all its assets or had a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (8) caused or shall have been subject to any event with respect to it which, under the applicable laws of any jurisdiction, had an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(B) a Governmental Entity in any jurisdiction shall have (1) commenced an action or proceeding against the Corporation or any of its subsidiaries; or (2) issued or entered a temporary restraining order, preliminary or permanent injunction or other order applicable to the Corporation or any of its subsidiaries, which in the case of (1) and (2) shall have had or shall be reasonably expected to have a Company Material Adverse Effect;

(C) any fact, circumstance, event, change, occurrence, condition or development shall have occurred that, individually or in the aggregate, shall have had or shall be reasonably likely to have a Company Material Adverse Effect; or

(D) any Regulatory Event not otherwise existing on the date hereof.

(c) Early Conversion Procedures. In the event of an Early Conversion, the Corporation shall provide notice of such conversion to each holder of Designated Preferred Stock to be converted (such notice, a “Notice of Early Conversion”). Such Notice of Early Conversion shall be mailed at least 30 days and not more than 60 days before the date fixed for conversion (the “Early Conversion Date”); provided, however, that if the Corporation elects to convert any or all of the Designated Preferred Stock on the Original Issue Date, then the Notice of Early Conversion may be given at any time (but not less than 3 days) prior to the Original Issue Date. The requirement to deliver a Notice of Early Conversion and the timing requirements for such delivery may be waived by each holder of Designated Preferred Stock in its sole discretion. Each Notice of Early Conversion given to a holder shall state:

(i) the Early Conversion Date;

(ii) the number of shares of Designated Preferred Stock to be converted and, if less than all the shares held by such holder are to be converted, the number of such shares to be converted from such holder;

(iii) the Conversion Rate then in effect and whether the Corporation will pay cash or issue shares of Common Stock (calculated in accordance with Section 6(e) above) in respect of accrued and unpaid dividends; and

(iv) the place or places where certificates for shares of Designated Preferred Stock are to be surrendered for issuance of certificates representing Shares.

(d) Partial Conversion. If the Corporation elects to cause less than all the shares of the Designated Preferred Stock to be converted under this Section 7, the shares of Designated Preferred Stock to be converted shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be converted from time to time pursuant to an Early Conversion.

Section 8. Mandatory Conversion.

(a) Mandatory Conversion. Each share of Designated Preferred Stock shall mandatorily convert (unless otherwise previously converted) on the Mandatory Conversion Date into a number of Shares determined by dividing the Liquidation Amount by the Market Price on the second Trading Day preceding the Mandatory Conversion Date; provided, however, notwithstanding anything in this Certificate of Designations to the contrary, holders of Designated Preferred Stock shall not be entitled to convert shares of Designated Preferred Stock until the converting holder has first received any applicable Regulatory Approvals. In addition to the number of Shares issuable upon mandatory conversion, the holders of the shares of Designated Preferred Stock subject to mandatory conversion shall have the right to receive any accrued and unpaid dividends on such shares to, but excluding, the Mandatory Conversion Date (including, if applicable, as provided in Section 3(a) above, dividends on such amount), regardless of whether any dividends are actually declared.

(b) Mandatory Conversion Procedures. In the event of a mandatory conversion, the Corporation shall provide notice thereof to each holder of Designated Preferred Stock to be converted (such notice, a “Notice of Mandatory Conversion”). Such Notice of Mandatory Conversion shall be mailed at least 30 days and not more than 60 days before the Mandatory Conversion Date. Each Notice of Mandatory Conversion given to a holder shall state:

(i) the Mandatory Conversion Date;

(ii) that all outstanding shares of Designated Preferred Stock shall be converted on such date;

(iii) the Conversion Rate then in effect and whether the Corporation will pay cash or issue shares of Common Stock (calculated in accordance with Section 6(e) above) in respect of accrued and unpaid dividends; and

(iv) the place or places where certificates for shares of Designated Preferred Stock are to be surrendered for issuance of certificates representing Shares.

Section 9. Conversion upon a Specified Corporate Transaction.

(a) In addition to the right of a holder of Designated Preferred Stock, at such holder’s option, to convert, at any time and from time to time, all or any portion of the Designated Preferred Stock as set forth in Section 6, a holder of Designated Preferred Stock shall have the right, at such holder’s option, to convert all or any portion of such holder’s Designated Preferred Stock into a number of Shares equal to the product of the then-applicable Conversion Rate and the number of shares of Designated Preferred Stock surrendered for conversion upon the following events (each a “Specified Corporate Transaction”):

(i) if the Corporation makes a Special Distribution to all or substantially all holders of Common Stock, at any time after the Corporation has given the notice of such distribution as provided in Section 9(b) below until the earlier of 5:00 p.m., New York City time, on the Business Day preceding the Ex-Dividend Date for such distribution or any announcement by the Corporation that such distribution shall not take place;

(ii) if the Corporation adopts a plan relating to the liquidation or dissolution of the Corporation, at any time beginning on the Business Day following the date notice of the Specified Corporate Transaction is given as provided in Section 9(b) below and ending on the date that is 30 calendar days after such date; or

(iii) if the Corporation consolidates or merges with or into any other Person, or sells, leases, transfers, conveys or otherwise disposes, in one or a series of related transactions, all or substantially all of its assets and those of its subsidiaries taken as a whole to any Person that results in any reclassification, conversion, exchange or cancellation of outstanding shares of the Capital Stock of the Corporation, other than any merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity, at any time beginning 15 days prior to the date announced by the Corporation as the anticipated effective date of the transaction and until and including the date which is 15 days after the date that is the actual effective date of such transaction;

provided, however, notwithstanding anything in this Certificate of Designations to the contrary, holders of Designated Preferred Stock shall not be entitled to convert shares of Designated Preferred Stock until the converting holder has first received any applicable Regulatory Approvals. In addition to the number of Shares issuable upon conversion in connection with a Specified Corporate Transaction, the holders of shares of Designated Preferred Stock so converted shall have the right to receive any accrued and unpaid dividends on such shares to, but excluding, the Conversion Date (including, if applicable, as provided in Section 3(a) above, dividends on such amount), regardless of whether any dividends are actually declared.

(b) Specified Corporate Transaction Conversion Procedures. In the event of a Specified Corporate Transaction, the Corporation shall provide notice thereof to each holder of Designated Preferred Stock. In the case of a Specified Corporate Transaction contemplated by Section 9(a)(i), such notice shall be mailed at least 30 days prior to the Ex-Dividend Date for such distribution. In the case of a Specified Corporate Transaction contemplated by Section 9(a)(ii), such notice shall be mailed no later than 5 days after the adoption of the plan of liquidation or dissolution. In the case of a Specified Corporate Transaction contemplated by Section 9(a)(iii), such notice shall be mailed at least 20 days prior to the beginning of the conversion period related to such Specified Corporate Transaction. Each such notice given to a holder shall state, as applicable:

(i) a description of the Specified Corporate Transaction, including a description of the type and amount of the distribution to be made or consideration to be received per share of Common Stock;

(ii) the Ex-Dividend Date in the case of a Specified Corporate Transaction contemplated by Section 9(a)(i), the date of adoption of the plan in the case of a Specified Corporate Transaction contemplated by Section 9(a)(ii) or the date on which the Specified Corporate Transaction is anticipated to be effective in the case of a Specified Corporate Transaction contemplated by Section 9(a)(iii);

(iii) the date by which the Specified Corporate Transaction conversion option must be exercised by a holder of Designated Preferred Stock;

(iv) the Conversion Rate then in effect and whether the Corporation will pay cash or issue shares of Common Stock (calculated in accordance with Section 6(e) above) in respect of accrued and unpaid dividends; and

(v) the place or places where certificates for shares of Designated Preferred Stock are to be surrendered for issuance of certificates representing Shares.

(c) To exercise a Specified Corporate Transaction conversion option, a holder of the Designated Preferred Stock must, no later than 5:00 p.m., New York City time, on the date by which the conversion option upon the Specified Corporate Transaction must be exercised as specified in the Notice of Specified Corporate Transaction delivered under Section 9(b), comply with the procedures set forth in Section 6(h) and indicate that it is exercising its conversion option pursuant to this Section 9.

(d) If a holder of the Designated Preferred Stock does not elect to exercise its conversion option pursuant to this Section 9, the shares of Designated Preferred Stock or successor securities held by it shall remain outstanding but the holder of the Designated Preferred Stock shall not thereafter be entitled to convert such holder shares of the Designated Preferred Stock in accordance with this Section 9.

Section 10. Conversion upon Change of Control.

(a) Change of Control. In addition to the right of a holder of Designated Preferred Stock, at such holder’s option, to convert, at any time and from time to time, all or any portion of the Designated Preferred Stock as set forth in Section 6, a holder of Designated Preferred Stock shall have the right, at such holder’s option, to convert all or any portion of such holder’s Designated Preferred Stock into a number of Shares equal to the product of the then-applicable Conversion Rate and the number of shares of Designated Preferred Stock surrendered for conversion during the period beginning on the Business Day following the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is 30 calendar days after the Change of Control Effective Date; provided, however, notwithstanding anything in this Certificate of Designations to the contrary, holders of Designated Preferred Stock shall not be entitled to convert shares of Designated Preferred Stock until the converting holder has first received any applicable Regulatory Approvals. In addition to the number of Shares issuable upon conversion upon a Change of Control, the holders of shares of Designated Preferred Stock so converted shall have the right to receive any accrued and unpaid dividends on such shares to, but excluding, the Conversion Date (including, if applicable, as provided in Section 3(a) above, dividends on such amount), regardless of whether any dividends are actually declared.

(b) Change of Control Conversion Procedures. In the event of a Change of Control, the Corporation shall provide notice thereof to each holder of Designated Preferred Stock. Such notice shall be mailed at least 20 days prior to the date on which the Corporation anticipates consummating the Change of Control (or, if later, within two Business Days after the Corporation becomes aware of a Change of Control). Each such notice given to a holder shall state:

(i) a description of the Change of Control;

(ii) the date on which the Change of Control is anticipated to be effected or, if known, the Change of Control Effective Date;

(iii) the date by which the Change of Control conversion option must be exercised, which shall be 30 calendar days after the Change of Control Effective Date;

(iv) the Conversion Rate then in effect and whether the Corporation will pay cash or issue shares of Common Stock (calculated in accordance with Section 6(e) above) in respect of accrued and unpaid dividends; and

(v) the place or places where certificates for shares of Designated Preferred Stock are to be surrendered for issuance of certificates representing Shares.

(c) To exercise a Change of Control conversion option, a holder of the Designated Preferred Stock must, no later than 5:00 p.m., New York City time, on the date by which the conversion option upon the Change of Control must be exercised as specified in the notice delivered under Section 10(b), comply with the procedures set forth in Section 6(h) and indicate that it is exercising its conversion option pursuant to this Section 10.

(d) If a holder of the Designated Preferred Stock does not elect to exercise its conversion option pursuant to this Section 10, the shares of Designated Preferred Stock or successor securities held by it shall remain outstanding but the holder of the Designated Preferred Stock shall not thereafter be entitled to convert such holder’s shares of the Designated Convertible Preferred Stock in accordance with this Section 10.

Section 11. Anti-Dilution Adjustments. The Conversion Price and the Conversion Rate shall be subject to adjustment from time to time as follows; provided, that if more than one Subsection of this Section 11 is applicable to a single event, the Subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one Subsection of this Section 11 so as to result in duplication:

(a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, in each case, prior to giving effect to such event, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after, and solely as a result of, such event.

(b) Issuance of Common Stock upon Other Preferred Stock Conversion.

(i) Until the date on which the Original Designated Preferred Stockholder no longer holds the Designated Preferred Stock or any portion thereof, (A) if (1) the Other Preferred Stock shall have been converted into Common Stock pursuant to an Other Preferred Stock Conversion and (2) the value of the Other Preferred Stock for purposes of the Other Preferred Stock Conversion (which shall equal $0.40 multiplied by the aggregate number of shares of Common Stock into which the Other Preferred Stock is converted) shall have exceeded 15% of the original principal amount of such Other Preferred Stock, then the consideration per share of Common Stock received by the Corporation in such Other Preferred Stock Conversion for purposes of Section 11(b)(ii) below shall be deemed to equal the number obtained by dividing (i) the amount equal to 15% of the original principal amount of such Other Preferred Stock by (ii) the number of shares of Common Stock issued by the Corporation in connection with the Other Preferred Stock Conversion.

(ii) In the event that, after taking into account the adjustments required pursuant to Section 11(b)(i) above, the Other Preferred Stock shall have been converted into shares of Common Stock at a consideration per share of Common Stock that is less than the Conversion Price in effect immediately prior to the Other Preferred Stock Conversion, then the Conversion Price in effect immediately prior to the Other Preferred Stock Conversion shall be decreased to the number obtained by multiplying such Conversion Price by a fraction (1) the numerator of which shall be the sum of (i) the number of shares of Common Stock of the Corporation outstanding immediately prior to the Other Preferred Stock Conversion and (ii) the number of additional shares of Common Stock which the aggregate consideration deemed to be received by the Corporation for the total number of shares of Common Stock issued in connection with the Other Preferred Stock Conversion would purchase at the Conversion Price in effect immediately prior to the Other Preferred Stock Conversion, and (2) the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to the Other Preferred Stock Conversion and (ii) the number of shares of Common Stock issued by the Corporation in connection with the Other Preferred Stock Conversion.

(iii) Any adjustment made pursuant to this Section 11(b) shall become effective immediately upon the date of the Other Preferred Stock Conversion.

(c) Issuances of Common Stock upon an Equity Raise. Until the date on which the Original Designated Preferred Stockholder no longer holds the Designated Preferred Stock or any portion thereof, if the Corporation shall issue or agree to issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable for shares of Common Stock) (collectively, “Convertible Securities”)) to an Equity Investor pursuant to an Equity Raise (an “Equity Raise Issuance”) without consideration or at a consideration per share of Common Stock (or having a conversion price per share of Common Stock) that is less than the Conversion Price in effect immediately prior to such Equity Raise Issuance, then the Conversion Price in effect immediately prior to the Equity Raise Issuance shall be decreased to the number obtained by multiplying such Conversion Price by a fraction (A) the numerator of which shall be the sum of (1) the number of shares of Common Stock of the Corporation outstanding immediately prior to the Equity Raise Issuance and (2) the number of additional shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock issued (or into which Convertible Securities may be exercised or converted) in connection with the Equity Raise Issuance would purchase at a consideration per share of the Conversion Price in effect immediately prior to such Equity Raise Issuance and (B) the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to the Equity Raise Issuance and (2) the number of shares of Common Stock issued (or into which Convertible Securities may be exercised or converted) to the Equity Investor in connection with the Equity Raise Issuance.

For purposes of the foregoing, the aggregate consideration receivable by the Corporation in connection with an Equity Raise Issuance shall be deemed to be equal to the sum of the net offering price (including the Fair Market Value of any non-cash consideration and before deduction of any related fees or expenses payable to third parties) of all Common Stock plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such Convertible Securities into shares of Common Stock. Any adjustment made pursuant to this Section 11(c) shall become effective immediately upon the date of the applicable Equity Raise Issuance.

(d) Other Issuances of Common Stock. Until the date on which the Original Designated Preferred Stockholder no longer holds the Designated Preferred Stock or any portion thereof, if the Corporation shall issue shares of Common Stock or Convertible Securities other than pursuant to a Permitted Transaction (as defined below) or a transaction for which Sections 11(a), 11(b) or 11(c) apply (a “Common Stock Issuance”) without consideration or at a consideration per share (or having a conversion price per share) that is less than the Conversion Price in effect immediately prior to such Common Stock Issuance, then the Conversion Price in effect immediately prior to the Common Stock Issuance shall be decreased to the number obtained by multiplying such Conversion Price by a fraction (A) the numerator of which shall be the sum of (1) the number of shares of Common Stock of the Corporation outstanding immediately prior to the Common Stock Issuance and (2) the number of additional shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock issued (or into which Convertible Securities may be exercised or converted) in connection with the Common Stock Issuance would purchase at the Conversion Price in effect immediately prior to such Common Stock Issuance and (B) the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to the Common Stock Issuance and (2) the number of shares of Common Stock issued (or into which Convertible Securities may be exercised or converted) in connection with the Common Stock Issuance.

For purposes of the foregoing, the aggregate consideration receivable by the Corporation in connection with a Common Stock Issuance shall be deemed to be equal to the sum of the net offering price (including the Fair Market Value of any non-cash consideration and after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such Convertible Securities into shares of Common Stock; and “Permitted Transactions” shall mean issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets at Fair Market Value, (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board of Directors, (iii) in connection with a public or broadly marketed offering and sale of Common Stock or Convertible Securities for cash conducted by the Corporation or its Affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital raising transactions by comparable financial institutions and (iv) in connection with the exercise of preemptive rights on terms existing as of the Original Issue Date. Any adjustment made pursuant to this Section 11(d) shall become effective immediately upon the date of such issuance. For the avoidance of doubt, notwithstanding any other provision hereof, Section 11(d) shall not apply to any transaction to which Section 11(a), 11(b) or 11(c) applies.

(e) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of its shares of Common Stock, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its Common Stock and other dividends or distributions referred to in Section 11(a)), in each such case, the Conversion Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Conversion Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last Trading Day preceding the first date on which the Common Stock trades in a regular way (including on the principal national securities exchange on which the Common Stock is listed or admitted to trading) without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, cash, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the Per Share Fair Market Value would be reduced by the per share amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such securities, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Conversion Price that would then be in effect and the Conversion Rate if such record date had not been fixed.

(f) Certain Repurchases of Common Stock. In case the Corporation effects a Pro Rata Repurchase of Common Stock, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. For the avoidance of doubt, no increase to the Conversion Price shall be made pursuant to this Section 11(f).

(g) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 11(a)), the right of a holder of Designated Preferred Stock to receive Shares upon conversion of the Designated Preferred Stock into Shares shall be converted into the right to convert the Designated Preferred Stock to acquire the number of shares of stock or other securities or property (including cash) which the Shares issuable (at the time of such Business Combination or reclassification) upon conversion of the Designated Preferred Stock immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of a holder of Designated Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the right of a holder of Designated Preferred Stock to convert the Designated Preferred Stock in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon conversion of the Designated Preferred Stock following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that a holder of Designated Preferred Stock shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none make an election).

(h) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 11 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 11 to the contrary notwithstanding, no adjustment in the Conversion Price or the Conversion Rate shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(i) Timing of Issuance of Additional Common Stock upon Certain Adjustments. In any case in which the provisions of this Section 11 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of Designated Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Shares issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder of Designated Preferred Stock any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Corporation upon request shall deliver to such holder of Designated Preferred Stock a due bill or other appropriate instrument evidencing the right of such holder of Designated Preferred Stock to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(j) Other Events. For so long as the Original Designated Preferred Stockholder holds the Designated Preferred Stock or any portion thereof, if any event occurs as to which the provisions of this Section 11 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Corporation, fairly and adequately protect the conversion rights of the Designated Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid. The Conversion Price or the Conversion Rate shall not be adjusted in the event of a change in the par value of the Common Stock or a change in the jurisdiction of incorporation of the Corporation.

(k) Statement Regarding Adjustments. Whenever the Conversion Price or the Conversion Rate shall be adjusted as provided in this Section 11, the Corporation shall forthwith file at the principal office of the Corporation a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect and the Conversion Rate after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of Designated Preferred Stock at the address appearing in the Corporation’s records.

(l) Notice of Adjustment Event. In the event that the Corporation shall propose to take any action of the type described in this Section 11 (but only if the action of the type described in this Section 11 would result in an adjustment in the Conversion Price or the Conversion Rate or a change in the type of securities or property to be delivered upon conversion of the Designated Preferred Stock), the Corporation shall give notice to each holder of Designated Preferred Stock, in the manner set forth in Section 11(k), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price, Conversion Rate and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Designated Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(m) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 11, the Corporation shall take any action which may be necessary, including obtaining regulatory, NYSE, NASDAQ or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all Shares that the holders of Designated Preferred Stock are entitled to receive upon conversion of the Designated Preferred Stock pursuant to this Section 11.

(n) Adjustment Rules. Any adjustments pursuant to this Section 11 shall be made successively whenever an event referred to herein shall occur.

(o) Other Transactions. Notwithstanding anything to the contrary herein, for the avoidance of doubt, the Conversion Price shall not be subject to adjustment pursuant to this Section 11 as a result of the consummation of the A/B Preferred Exchange (as defined in the Exchange Agreement), the Private Placement (as defined in the Exchange Agreement) and the Rights Offering (as defined in the Exchange Agreement), in each case, at a stated price per share of Common Stock equal to the Purchase Price (as defined in the Exchange Agreement).

Section 12. Reservation and Listing of Common Stock. The Corporation hereby covenants that any Shares issued upon the conversion of the Designated Preferred Stock in accordance with this Certificate of Designations shall be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by a holder of Designated Preferred Stock, income and franchise taxes incurred in connection with the conversion of the Designated Preferred Stock or taxes in respect of any transfer occurring contemporaneously therewith). The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the conversion of the Designated Preferred Stock, the aggregate number of shares of Common Stock then issuable upon conversion of the Designated Preferred Stock at any time. The Corporation shall (A) procure, at its sole expense, the listing of the Shares issuable upon conversion of the Designated Preferred Stock at any time, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (B) maintain such listings of such Shares at all times after issuance. The Corporation shall use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.

Section 13. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of Capital Stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 13(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 13(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption or Conversion. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 13(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above or shall have been converted and sufficient Shares shall have been delivered, in each case, pursuant to Sections 6, 7, 8, 9 or 10 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation, the transfer agent, registrar, dividend disbursing agent and conversion agent may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent, registrar, dividend disbursing agent or conversion agent shall be affected by any notice to the contrary.

Section 15. Prohibited Actions. The Corporation agrees that it shall not take any action which would entitle holder(s) of Designated Preferred Stock to an adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such action upon conversion of the Designated Preferred Stock, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Charter.

Section 16. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through the Depositary or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 17. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 18. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 19. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Vote By Telephone:	Vote By Internet:	Vote By Mail:
Call toll free using a touch-tone telephone: 1-866-627-2415	Access the website and cast your vote: HTTPS://WWW.RTCOPROXY.COM/HMPR	Return your proxy in the postage-paid envelope provided

Vote By Telephone:	Vote By Internet:	Vote By Mail:
Have your proxy card available when you call toll free 1-866-627-2415 using a touch-tone phone and follow the simple instructions to record your vote.	Have your proxy card available when you access HTTPS://WWW.RTCOPROXY.COM/HMPR and follow the simple instructions to record your vote.	Please mark, sign and date your proxy card and return it in the postage-paid envelope provided as soon as possible.

Vote 24 hours a day, 7 days a week until 3:00 a.m. Eastern Time on December 26, 2012.

If you vote by telephone or over the Internet, please do not mail your proxy card

If you mail your Proxy Card, it must be signed and dated.

Hampton Roads Bankshares, Inc.

641 Lynnhaven Parkway

Virginia Beach, Virginia 23452

APPOINTMENT OF PROXY SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF HAMPTON ROADS BANKSHARES, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 26, 2012

APPOINTMENT OF PROXY: The undersigned shareholder of Hampton Roads Bankshares, Inc., a Virginia Corporation (the “Company”), hereby appoints Stephen P. Theobald, Executive Vice President and Chief Financial Officer, and Thomas B. Dix, III, Secretary, or either of them (the “Proxies”), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on December 26, 2012, at 9:00 a.m., at Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, Virginia, 23510, or at any adjournments thereof, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, upon the proposals set forth below and described in the Proxy Statement and in their discretion with respect to such other matters that may properly be brought before the meeting or any adjournment thereof. If only one such Proxy be present and acting as such at the meeting or any adjournment, that one shall have all the powers hereby conferred.

— Please complete and sign on the other side —

— Continued from the reverse side —

Your vote is important. Unless you are voting via the Internet or by telephone, please complete, date and sign this appointment of proxy and return it promptly in the enclosed envelope, even if you plan to attend the meeting, so that your shares may be represented at the special meeting.

HAMPTON ROADS BANKSHARES, INC.

REVOCABLE PROXY

This appointment of proxy will be voted as directed, or, if no directions are indicated, will be voted for all items and in the discretion of the proxies with respect to any other matter. The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments thereof.

Board recommendation. The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

1.	Proposal to approve the Amended and Restated Articles of Incorporation of the Company.

☐ For	☐ Against	☐ Abstain

2.	Proposal to adjourn the 2012 Annual Meeting of Shareholders to a later date or dates, if necessary, to permit the declaration of effectiveness of the Amended and Restated Articles of Incorporation by the Commonwealth of Virginia State Corporation Commission before the election of directors.

☐ For	☐ Against	☐ Abstain

3.	Proposal to elect two “Class A” directors, each for a one-year term if Proposal 1 and Proposal 2 are approved, however, if Proposal 1 or Proposal 2 is not approved, then each for a two-year term. To elect five “Class B” directors, each for a one-year term if Proposal 1 and Proposal 2 are approved; however, if Proposal 1 or Proposal 2 is not approved, then each for a three-year term.

Class A Directors (one-year term or two-year term, as applicable)

Charles M. Johnston	☐ For
☐ Withhold

James F. Burr	☐ For
☐ Withhold

Class B Directors (one-year term or three-year term, as applicable)

Patrick E. Corbin	Henry P. Custis, Jr.	Douglas J. Glenn

☐ For	☐ For	☐ For
☐ Withhold	☐ Withhold	☐ Withhold

William A. Paulette	Billy G. Roughton

☐ For	☐ For
☐ Withhold	☐ Withhold

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

☐ For	☐ Against	☐ Abstain

5.	To allow shareholders to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement

☐ For	☐ Against	☐ Abstain

Signature of shareholder

Signature of shareholder

Date: , 2012

Please sign above exactly as your name appears on the stock certificate and fill in the date. If there are joint owners, each must sign personally. Trustees and others signing in a representative capacity should indicate below the capacity in which they sign. If a corporation submits this appointment of proxy, it should be executed in the full corporate name by a duly authorized officer. If a partnership submits this appointment of proxy, please have it signed in the partnership name by an authorized person.